UNITED STATES BANKRUPTCY COURT SOUTHERN DISTRICT OF NEW YORK
X
In re: TACTICA INTERNATIONAL, INC. Debtor.	: : : : :	Chapter 11 Case No. 04-16805 (BRL)
X

REVISED FIRST AMENDED PLAN OF REORGANIZATION PROPOSED BY
TACTICA INTERNATIONAL, INC. AND IGIA, INC. DATED JANUARY 6, 2006

DLA PIPER RUDNICK GRAY CARY US LLP Timothy W. Walsh (TW-7409) John P. McNicholas (JM-0694) 1251 Avenue of the Americas New York, New York 10020-1104

Attorneys for Tactica International, Inc. Debtor and Debtor in Possession

KLESTADT & WINTERS, LLP 292 Madison Avenue, 17th Floor New York, New York 10017

Attorneys for IGIA, Inc.

Tactica International, Inc. (the “Debtor”) and IGIA, Inc. (“IGIA”) propose the following plan of reorganization (the “Plan”) pursuant to chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”).

ARTICLE I

DEFINITIONS

For purposes of this Plan: (i) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and each pronoun, whether stated in the masculine, feminine or neuter gender, shall include the masculine, feminine and the neuter gender; (ii) any reference in this Plan to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (iii) any reference in this Plan to an existing document or exhibit filed, or to be filed, shall mean such document or exhibit, as it may have been or may be amended, modified or supplemented; (iv) the rules of construction set forth in Bankruptcy Code section 102 shall apply; (v) any term used in capitalized form in this Plan that is not defined herein but that is used in the Bankruptcy Code or the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (vi) unless otherwise specified, all section, schedule or exhibit references in this Plan are to the respective section in, article of, or schedule or exhibit to, this Plan, as the same may be amended, waived, or modified from time to time; and (vii) the words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to this Plan as a whole and not to any particular section, subsection, or clause contained in this Plan.

In computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

The capitalized terms used in this Plan shall have the respective meanings set forth below.

1.  Additional Release Contribution. “Additional Release Contribution” means the $250,000 in Cash which Sivan, Ramchandani and Ovadia will provide HoT as indemnification and a reimbursement pursuant to the HoT Settlement Agreement.

2.  Administrative Claim. “Administrative Claim” means a Claim for payment of an administrative expense or cost of a kind specified in Bankruptcy Code section 503(b) and referenced in Bankruptcy Code sections 507(a)(1), 507(b) or 1114(e)(2) including, without limitation, the actual, necessary costs and expenses of preserving the Estate and operating the business of the Debtor, obligations by the Debtor in connection with the administration and implementation of this Plan, taxes incurred by the Estate, including wages, salaries, or commissions for services rendered after the commencement of the Case, compensation for legal and other services and reimbursement of expenses allowed or awarded under Bankruptcy Code sections 328, 330(a) or 331 and all fees and charges assessed against the Debtor under chapter 123 of title 28 United States Code, including, fees of Professionals.

3.  Allowed Administrative Claim. “Allowed Administrative Claim” means all or that portion of any Administrative Claim which either (a) has become allowed by a Final Order or (b) was incurred by the Debtor in the ordinary course of business during the Case and is due and owing under the terms and conditions of any agreements or applicable law.
4.  Allowed Claim. “Allowed Claim” means a Claim against the Debtor, other than an Allowed Administrative Claim that (a) was either (i) scheduled by the Debtor pursuant to the Bankruptcy Code, as such schedules may be amended by the Debtor from time to time in accordance with Bankruptcy Rule 1009, other than a Claim scheduled as disputed, contingent, or unliquidated, or (ii) proof of which has been timely filed with the Bankruptcy Court pursuant to the Bankruptcy Code and the Bar Date Order, or late filed with leave of the Bankruptcy Court after notice and a hearing; and (b) either (i) no objection to the allowance of which has been filed within the periods of limitation, if any, fixed by an order of the Bankruptcy Court, (ii) any objection to the allowance of which has been overruled by a Final Order, or (iii) which has otherwise been allowed by a Final Order. For purposes of determining the amount of an Allowed Claim, there shall be deducted therefrom an amount equal to the amount of any claim which the Debtor may hold against the Holder of the Claim, to the extent such claim may be set off pursuant to Bankruptcy Code section 553 or be subject to recoupment by the Debtor. “Allowed Claim” shall not include (a) any Claim for prepayment premiums or penalties or interest attributable to default or penalty rates, except as expressly permitted by the Bankruptcy Code or the Plan; (b) unmatured or unearned interest as of the Petition Date, except as expressly permitted by the Bankruptcy Code or the Plan; (c) any amount in excess of an amount allowed by the Bankruptcy Court pursuant to Bankruptcy Code section 502(c); (d) any Claim of any Entities from which property is recoverable under Bankruptcy Code sections 542, 543, 550, or 553, or that is a transferee of a transfer avoidable under Bankruptcy Code sections 544, 545, 547, 548, or 549, unless such Entity or transferee has paid the amount, or turned over any such property, for which such Entity or transferee is liable under Bankruptcy Code sections 542, 543, 544, 545, 547, 548, 549, 550, or 553; or (e) any Claim of any Entity from which property was recoverable under Bankruptcy Code sections 542, 543, 550, or 553, or that was a transferee of a transfer avoidable under Bankruptcy Code sections 544, 545, 547, 548, or 549, regardless of any applicable period of limitation, to the extent of the amount for which such Entity would have been liable or required to pay or the value of the property which such Entity would have been required to turn over or pay under Bankruptcy Code sections 542, 543, 544, 545, 547, 548, 549, 550, or 553.

5.  Allowed Interest. “Allowed Interest” means an Interest that is not a Disputed Interest or one that has been allowed by a Final Order.

6.  Allowed Priority Claim. “Allowed Priority Claim” means all or the portion of any Priority Claim which is or has become an Allowed Claim.

7.  Allowed Priority Tax Claim. “Allowed Priority Tax Claim” means all or that portion of any Priority Tax Claim which is or has become an Allowed Claim.

8.  Assets. “Assets” mean any and all real or personal property of any nature, tangible or intangible, including, without limitation, any real estate, buildings, structures, improvements, privileges, rights, easements, leases, subleases, licenses, goods, materials, supplies, furniture, fixtures, equipment, work in process, accounts, chattel paper, Cash, cash equivalents, deposit accounts, reserves, deposits, contractual rights, intellectual property rights, claims, rights of action and any other general intangibles of the Debtor or the Estate, as the case may be, of any nature whatsoever, including, without limitation, any and all property in which the Debtor or the Estate has an interest within the meaning of Bankruptcy Code section 541.

9.  Available Cash. “Available Cash” means as of the Effective Date the Debtor’s “cash on hand”, realized from business operations, the sale or disposition of assets, the interest earned on invested funds from any source, other than funds received from the Exit Facility or the Cash Contribution, as of the Effective Date.

10.  Avoidance and Other Actions“Avoidance and Other Actions” means any and all claims or causes of action arising under chapter 5 of the Bankruptcy Code (whether or not litigation is commenced to prosecute such claims as of the Effective Date) or equivalent provision of applicable non-bankruptcy law, or similar or related state and federal statutes and common law and all causes of actions, suits, claims and actions, whether asserted or assertable directly or derivatively, in law, equity or otherwise, belonging to the Debtor or the Estate on the Petition Date, whether direct, derivative or otherwise and the proceeds thereof, except for those claims specifically released under the Plan or the HoT Settlement Agreement, those claims and/or causes of action set forth on Exhibit “A” (the “Excluded Causes of Action”) and those claims arising from the Debtor’s ordinary course of business or relating to the Debtor’s accounts receivable.

11.  Bankruptcy Code. “Bankruptcy Code” means title 11 of the United States Code, as now in effect or hereafter applicable to the Case.

12.  Bankruptcy Court. “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York, in which the Case is pending.

13.  Bankruptcy Rules. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as amended, and the local rules of the Bankruptcy Court, as applicable to the Case.

14.  Bar Date. “Bar Date” means April 15, 2005, the date fixed by the Bankruptcy Court as the date which all proofs of claim were required to be filed against the Debtor.

15.  Bar Date Order. “Bar Date Order” means the Order Establishing the Final Date For Filing Proofs Of Claim Against the Debtor, Approving Proposed Proofs of Claim Against the Debtor, Approving Proposed Bar Date Notices, And Approving Proposed Notice and Publication Procedures, entered by the Bankruptcy Court on March 10, 2005.

16.  Board Members. “Board Members” means Avi Sivan and Prem Ramchandani.

17.  Budget. “Budget” means the budget submitted in connection with the Final IGIA DIP Order, as amended, modified or supplemented from time to time.

18.  Business Day. “Business Day” means any day except Saturday, Sunday or any other day on which commercial banks in New York are authorized by law to close.

19.  Case. “Case” means the Debtor’s bankruptcy case commenced on October 21 2004, Case No. 04-16805 (BRL) in the Bankruptcy Court.

20.  Cash. “Cash” means cash and cash equivalents including, without limitation, bank and other deposits, checks and wire transfers, and readily marketable securities, instruments and obligations of the United States of America or its agencies or instrumentalities.

21.  Cash Contribution. “Cash Contribution” means the (i) $700,000 Cash contribution from the Exit Financing as part of the Initial Distribution; (ii) Cash in the amount of $75,000 from the Debtor and/or the Board Members as part of the funding of the Creditor Trust; and (iii) $375,000 in Cash contributed by the Board Members and Ovadia. For the avoidance of doubt, the $375,000 in Cash is in addition to the aforementioned $700,000 and $75,000 Cash Contributions.

22.  Certificate of Incorporation. “Certificate of Incorporation” means the Reorganized Debtor’s Amended and Restated Certificate of Incorporation of Tactica International, Inc.

23.  Chapter 11. “Chapter 11” means Chapter 11 of the Bankruptcy Code.

24.  Claim. “Claim” means a claim (as defined by Bankruptcy Code section 101(5) of the Bankruptcy Code and as supplemented by section 102(2) of the Bankruptcy Code) against the Debtor or the Estate, whether or not asserted.

25.  Class. “Class” means a class or category of Claims or Interests as classified and described in Article III of the Plan pursuant to Bankruptcy Code section 1122.

26.  Committee. “Committee” means the Official Committee of Unsecured Creditors appointed in this Case on November 8, 2004, pursuant to Bankruptcy Code section 1102.

27.  Confirmation. “Confirmation” means the signing of the Confirmation Order by the Bankruptcy Court.

28.  Confirmation Date. “Confirmation Date” means the date on which the Confirmation Order is entered by the Bankruptcy Court on its docket within the meaning of Bankruptcy Rules 5003 and 9021.

29.  Confirmation Hearing. “Confirmation Hearing” means the hearing at which the Bankruptcy Court considers Confirmation of this Plan.

30.  Confirmation Notice. “Confirmation Notice” means the notice which sets forth the date set for objections, the Confirmation Hearing the procedures and instructions for filing objections to Confirmation.

31.  Confirmation Order. “Confirmation Order” means the order entered by the Bankruptcy Court confirming the Plan pursuant to Bankruptcy Code section 1129.

32.  Consummation Date. “Consummation Date” means, notwithstanding anything to the contrary in the Confirmation Order, a Business Day selected by the Reorganized Debtor, with notice to the Bankruptcy Court, which is the date that the Plan is substantially consummated, as provided in section 1142(b) of the Bankruptcy Code including, but not limited to, the implementation of all transactions contemplated by the Plan, the substantial satisfaction and payment of all Holders of Allowed Administrative and Fee Claims and the distributions to Holders of Allowed Class 4 Claims.

33.  Creditor. “Creditor” means a Holder of a Claim.

34.  Creditor Trust. “Creditor Trust” means the grantor trust created pursuant to this Plan on the Effective Date to hold the Trust Assets for the benefit of Holders of Allowed General Unsecured Claims in Class 4 pursuant to the terms of this Plan and the Creditor Trust Agreement and for the purposes set forth in this Plan, the Confirmation Order and the Creditor Trust Agreement.

35.  Creditor Trust Agreement. “Creditor Trust Agreement” means the trust agreement that documents the rights, powers, duties and responsibilities of the Creditor Trustee and that governs the administration of the Creditor Trust, which agreement shall be in form and substance acceptable to the Committee, to be filed with the Bankruptcy Court prior to the Confirmation Hearing.

36.  Creditor Trustee. “Creditor Trustee” means the trustee selected pursuant to the terms of this Plan to administer the Creditor Trust pursuant to the terms of this Plan and the Creditor Trust Agreement and for the purposes set forth in this Plan and the Confirmation Order, and any successor thereto selected pursuant to the Creditor Trust Agreement.

37.  Debtor. “Debtor” means Tactica International, Inc., debtor and debtor in possession, and includes the Estate, where appropriate.

38.  Disallowed Claim. “Disallowed Claim” means any Claim or portion thereof which has been disallowed by a Final Order and includes any Claim which is not an Allowed Claim for any other reason.

39.  Disbursing Agent. “Disbursing Agent” means the Reorganized Debtor and/or the Creditor Trustee, and their designees, as applicable, in accordance with the Plan.

40.  Disclosure Statement. “Disclosure Statement” means the First Amended Disclosure Statement for this Plan, filed concurrently herewith and approved by the Bankruptcy Court as further amended and containing adequate information or about November 10, 2005.

41.  Disputed Claim. “Disputed Claim” means that portion (including, where appropriate, the whole) of any Claim (other than an Allowed Claim) that (a) is listed in the Debtor’s schedules of liabilities as disputed, contingent, or unliquidated; (b) is listed in the Debtor’s schedules of liabilities and as to which a proof of Claim has been filed with the Bankruptcy Court, to the extent the proof of Claim exceeds the scheduled amount; (c) is not listed in the Debtor’s schedules of liabilities, but as to which a proof of Claim has been filed with the Bankruptcy Court; or (d) as to which an objection has been filed and has not become an Allowed Claim.

42.  Disputed Class 4 Claims. “Disputed Class 4 Claims” means Disputed Claims treated in Class 4.

43.  Disputed Class 4 Claims Reserve. “Disputed Class 4 Claims Reserve” means the reserve maintained under Article IX of the Plan.

44.  Disputed Interest. “Disputed Interest” means that portion (including, where appropriate, the whole) of any Interest (other than an Allowed Interest) that (a) is listed in the Debtor’s schedules of liabilities as disputed, contingent, or unliquidated; (b) is listed in the Debtor’s schedules of liabilities and as to which a proof of Interest has been filed with the Bankruptcy Court, to the extent the proof of Interest exceeds the scheduled amount; (c) is not listed in the Debtor’s schedules of liabilities, but as to which a proof of Interest has been filed with the Bankruptcy Court; or (d) as to which an objection has been filed, and has not become an Allowed Interest.

45.  Distribution Date. “Distribution Date” means the date on which a distribution is made pursuant to the Plan.

46.  Effective Date. “Effective Date” means a Business Day selected by the Debtor (written notice of which shall be filed with the Bankruptcy Court), which is, unless the Bankruptcy Court after Confirmation enters an order fixing a later date or upon the written consent of the Debtor, IGIA and the Committee, not more than five (5) Business Days after the date on which each of the conditions to the Plan’s Effective Date set forth in Article VII of the Plan has either been satisfied or waived in accordance with the Plan.

47.  Entity. “Entity” means an entity defined in Bankruptcy Code section 101(15).

48.  Estate. “Estate” means the estate created by the Case on the Petition Date pursuant to Bankruptcy Code section 541.

49.  Exit Financing. “Exit Financing” means the third tranche of funding of the IGIA DIP Facility.

50.  Face Amount. “Face Amount” means the full stated amount claimed by the Holder of such Claim in any proof of Claim filed by the Claims Bar Date or otherwise deemed timely filed under applicable law if the proof of Claim specifies only a liquidated amount.

51.  Fee Claim. “Fee Claim” has the meaning ascribed to that term in Articles II and IV of the Plan.

52.  Final IGIA DIP Order. “Final IGIA DIP Order” means the Final Order Authorizing the Debtor to Obtain Post-Petition Financing Pursuant to Sections 364(c)(1), 364(c)(2), 364(c)(3) and 364(d) of the Bankruptcy Code and Bankruptcy Rules 4001(c) and 9014, Authorizing Use of Cash Collateral and Providing for Related Relief, entered by the Bankruptcy Court on June 23, 2005, as amended.

53.  Final Order. “Final Order” means an order or judgment of the Bankruptcy Court or other court of competent jurisdiction as to which (a) any appeal or petition for review or rehearing that has been taken has been finally determined or dismissed or (b) the time for appeal has expired and no notice of appeal or petition for review or rehearing has been filed.

54.  First Day Motions. “First Day Motions” means the motions filed by the Debtor with the Bankruptcy Court on October 21 and 22, 2004.

55.  First DIP Financing Facility. “First DIP Financing Facility” means the DIP loan, in the amount of $300,000, made by the Initial DIP Lender to the Debtor pursuant to the Tactica Funding Interim DIP Order and Tactica Funding Final DIP Order.

56.  FTC. “FTC” means the Federal Trade Commission.

57.  FTC Consent Decree. “FTC Consent Decree” means the Consent Decree entered May 27, 2004, in the United States District Court for the Southern District of New York in the case styled United States v. Tactica International, Inc., No. 04-3038 (S.D.N.Y.).

58.  FTC Lien. “FTC Lien” means the lien in the Rite Aid Receivables claimed by the FTC in the approximate amount of $250,000.

59.  GAAP. “GAAP” means generally accepted accounting principles and all financial terms used but not defined herein shall have the meanings ascribed thereto in GAAP.

60.  General Unsecured Claims. “General Unsecured Claims” means any non-priority pre-petition unsecured Claim against the Debtor or the Estate (other than the claims of Insiders of the Debtor or IGIA, HoT, IGIA, Tactica Funding, the Board Members and Officers and the IGIA board members and the officers) that is not an Administrative Claim, DIP Financing Facility Claim, Secured Claim, Priority Claim or Priority Tax Claim, and is included as an unsecured claim.

61.  Holder. “Holder” means an Entity holding an Interest or Claim.

62.  HoT. “HoT” means Helen of Troy LLC and its affiliates and subsidiaries.

63.  HoT Global Settlement or HoT Settlement Agreement. “HoT Global Settlement” or “HoT Settlement Agreement” means the Settlement, Distribution, Sharing and Reallocation Agreement, dated as of November 9, 2005, contemplated by the Plan, by and among HoT, the Debtor, the Committee, Sivan, Ramchandani, Ovadia, IGIA and Tactica Funding. The specific and complete terms of the HoT Global Settlement are set forth in the HoT Settlement Agreement.

64.  HoT Global Settlement Amount. “HoT Global Settlement Amount” shall have the same meaning as the Reallocated Settlement Monies.

65.  HoT Transaction. “HoT Transaction” means certain pre-petition transactions including, among other things, (a) that transaction whereby HoT established a 55% interest in the Debtor; (b) that transaction pursuant to which Tactica’s shareholders purchased back HoT’s 55% interest in the Debtor; and (c) and other transactions between the Debtor and HoT.

66.  IGIA. “IGIA” means IGIA, Inc.

67.  IGIA DIP Facility. “IGIA DIP Facility” means that certain financing facility specifically authorized by the Final IGIA DIP Order.

68.  IGIA Conversion of Debt and Exchange of Intercompany Loan. “IGIA Conversion of Debt and Exchange of Intercompany Loan” means that certain (i) conversion of $750,000 in debt owed to IGIA by the Debtor in connection with the Exit Facility, to equity in the Reorganized Debtor; and (ii) the conversion of $3.6 million in debt owed by Tactica to IGIA in connection with certain intercompany loans, to equity in the Reorganized Debtor; and (iii) that certain prepetition payment by IGIA of $1.3 million of debt owed by Tactica to its financial advisors, with IGIA stock; each as of the Effective Date.

69.  Initial Commitment. “Initial Commitment” means the first tranche of funding under the IGIA DIP Facility.

70.  Initial Distribution. “Initial Distribution” means the distribution of (i) the $700,000 Cash Contribution; (ii) the Net Innotrac Reallocated Proceeds; (iii) the Reallocated Settlement Monies (less $200,000); and (iv) the Parent Company Stock, to the Holders of Allowed Class 4 Claims on the Effective Date, pursuant to this Plan.

71.  Initial Innotrac Stipulation. “Initial Innotrac Stipulation” means that stipulation that was entered into between the Debtor and Innotrac, and approved by the Bankruptcy Court on a final basis by order dated June 23, 2005.

72.  Innotrac. “Innotrac” means Innotrac Corporation.

73.  Innotrac Final Order. “Innotrac Final Order” means the Final Order signed on June 23, 2005 (a) Resolving Adequate Protection to Innotrac Corporation Including Stay Relief; (b) Approving Settlement and Compromise (c) Approving Assets Reallocation; and (d) Granting Related Relief.

74.  Innotrac Reallocated Proceeds. “Innotrac Reallocated Proceeds” means those proceeds to be shared and reallocated for the benefit of Class 4 Claims as provided in the Innotrac Final Order. For the avoidance of doubt, the Innotrac Reallocated Proceeds shall not include Innotrac Surplus as that term is defined in the Innotrac Final Order.

75.  Innotrac Surplus. “Innotrac Surplus” means the Surplus as defined in the Innotrac Final Order.

76.  Insider. “Insider” has the definition ascribed to it under the Bankruptcy Code section 101(31).

77.  Interest. “Interest” has the meaning ascribed to the term “equity security” under the Bankruptcy Code and shall include options, warrants or similar types of agreements.

78.  Investors. Investors shall mean New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd., and AJW Partners, LLC.

79.  IRS. “IRS” means the United States Internal Revenue Service of the United States Department of Treasury.

80.  Net Innotrac Reallocated Proceeds. “Net Innotrac Reallocated Proceeds” means the Innotrac Reallocated Proceeds, minus the $75,000 of the Innotrac Reallocated Proceeds that will be distributed as part of the Initial Distribution.

81.  Karfunkel. “Karfunkel” means George Karfunkel.

82.  Officers. “Officers” means Paul Greenfield and Kurt Streams.

83.  Order Limiting Authority. “Order Limiting Authority” means that Consent Order pursuant to 11 U.S.C. §§ 1108 and 105(a) Limiting the Debtor’s Authority to Operate, which was approved by the Bankruptcy Court on June 23, 2005.

84.  Ovadia. “Ovadia” means Avraham Ovadia.

85.  Parent Company Stock. “Parent Company Stock” means 10% of the outstanding shares of common stock of IGIA as of, and which will be distributed by IGIA within 10 days of the Effective Date.

86.  Payments. “Payments” means any payments made under the Plan.

87.  Person. “Person” means an individual, corporation, partnership, joint venture, association, joint stock company, trust, estate, unincorporated organization, governmental unit, government (or agency or political subdivision thereof), or other Entities, including, without limitation, the Debtor.

88.  Petition. “Petition” means the voluntary petition for relief filed by the Debtor pursuant to chapter 11 of the Bankruptcy Code on the Petition Date.

89.  Petition Date. “Petition Date” means October 21, 2004.

90.  Plan. “Plan” means that Revised First Amended Plan of Reorganization of Tactica International, Inc., and IGIA, Inc. dated December __, 2005, as altered, modified, amended or supplemented in accordance with the Bankruptcy Code, the Bankruptcy Rules and this Plan.

91.  Plan Documents. “Plan Documents” means the documents to be executed, delivered, assumed and/or performed in conjunction with the consummation and implementation of the Plan on the Effective Date.

92.  Plan Supplement. “Plan Supplement” means a supplemental appendix to the Plan that will contain the draft form of those certain documents, schedules, exhibits and forms of documents specified in the Plan, as they may be altered, amended or supplemented from time to time which include, but are not limited to: (a) Amended and Restated Certificate of Incorporation; (b) Amended and Restated By-Laws; (c) the Creditor Trust Agreement; (d) Assumed Contracts list; (e) list of the board of directors of the Reorganized Debtor; (f) the Excluded Causes of Action; and (g) other Plan Documents. The Plan Supplement shall be filed no later than five business (5) days prior to the Confirmation Hearing.

93.  Priority Claim. “Priority Claim” means a Claim entitled to priority under Bankruptcy Code sections 507(a)(3), 507(a)(4) or 507(a)(6), if allowed.

94.  Priority Tax Claim. “Priority Tax Claim” means a Claim of a governmental unit of a kind entitled to priority under Bankruptcy Code section 507(a)(8) if allowed.

95.  Professional Fee Escrow Reserve. “Professional Fee Escrow Reserve” shall mean that reserve created prior to the Confirmation Date by the Debtor representing Cash designated for the payment of accrued and unpaid Allowed Professionals and Allowed Fee Claims.

96.  Professionals. “Professionals” means all professionals employed in the Case pursuant to Bankruptcy Code sections 327 and 1103 and to be compensated for services rendered up to and through the Effective Date.

97.  Pro Rata. “Pro Rata” means at any time, the proportion that the amount of a Claim in a particular Class bears to the aggregate face amount of all Claims, including Disputed Claims, but excluding disallowed Claims in such Class, except where this Plan provides otherwise.

98.  Pro Rata Share. “Pro Rata Share” means a proportionate share, so that the ratio of the consideration distributed on account of an Allowed Claim in a Class to the amount of such Allowed Claim is the same as the ratio of the amount of the consideration distributed on account of all Allowed Claims in such Class to the amount of all Allowed Claims in such Class.

99.  Ramchandani. “Ramchandani” means Prem Ramchandani, the Debtor’s President and IGIA board member.

100.  Reallocated Settlement Monies. “Reallocated Settlement Monies” means the sum of $1.8 million reallocated pursuant to the HoT Global Settlement for the benefit of Holders of Allowed Class 4 Claims, of which $1.6 million will be part of the Initial Distribution and $200,000 of which will be contributed to the Creditor Trust.

101.  Reorganized Debtor. “Reorganized Debtor” means the entity which will be formed and to which all of the property of the Estate shall vest on the Effective Date pursuant to the Plan.

102.  Reorganized Debtor Stock. “Reorganized Debtor Stock” means the shares of stock in the Reorganized Debtor issued by the Reorganized Debtor to IGIA on the Effective Date of the Plan.

103.  Restructuring Transactions. “Restructuring Transactions” means the transactions relating to the restructuring of the Debtor as contemplated by the Plan.

104.  Release Cash Contribution. “Release Cash Contribution” means Cash in the aggregate amount of $375,000 which shall be deposited in an escrow account maintained by Debtor’s counsel two weeks prior to the hearing on confirmation of the Plan and to be contributed, on the Effective Date, by the Board Members and Ovadia. The Release Cash Contribution shall be made available for funding the payments required under the Plan, the Budget and the IGIA Final DIP Order, which contribution shall constitute a portion of the Cash Contribution.

105.  Rite Aid Receivables. “Rite Aid Receivables” shall mean the invoices relating to the Debtor’s receivables relating to Rite Aid which were pledged to the FTC pursuant to the FTC Consent Decree.

106.  Schedules. “Schedules” mean the schedules of assets and liabilities, schedules of executory contracts, and the statement of financial affairs as the Bankruptcy Court requires the Debtor to file pursuant to section 521 of the Bankruptcy Code, the Official Bankruptcy Forms and the Bankruptcy Rules, as they may be amended and supplemented from time to time.

107.  Second Commitment. “Second Commitment” means the second tranche of funding under the IGIA DIP Facility

108.  Secured Claim. “Secured Claim” means a Claim of a creditor that is secured by property of the Estate, to the extent of the value of the creditor’s interest in the Estate’s interest in such property, as provided in Bankruptcy Code section 506(a). Secured Claim also means a Claim of a creditor that is subject to setoff under Bankruptcy Code section 553, to the extent of the amount subject to setoff, as provided in Bankruptcy Code section 506(a).

109.  Securities Act. “Securities Act” means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

110.  Securities Exchange Act. “Securities Exchange Act” means the Securities and Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder.

111.  Sivan. “Sivan” means Avi Sivan, the Debtor’s and IGIA’s board member.

112.  Solvent. “Solvent” means not insolvent as insolvency is defined in Bankruptcy Code section 101(32).

113.  Tactica. “Tactica” means Tactica International, Inc., the Debtor and Debtor-in-Possession herein.

114.  Tactica Funding. “Tactica Funding” means Tactica Funding 1, LLC, the Initial DIP Lender.

115.  Tactica Funding Interim DIP Order. “Tactica Funding Interim DIP Order” means that Order entered by the Bankruptcy Court or December 6, 2004, approving, on an interim basis, the First DIP Facility.

116.  Tactica Funding Final DIP Order. “Tactica Funding Final DIP Order” means the Order approving funding from Tactica Funding on a final basis dated December 27, 2004.

117.  Tax Refunds. “Tax Refunds” mean those certain federal tax refunds in the approximate amounts of $257,331 and $2,644,427 in connection with the carryback of the Debtor’s 2002 tax year losses to the 2001 tax year and the carryback of the Debtor’s 2003 tax year losses to the 2001 tax year, plus statutory interest.

118.  Tax Refund Stipulation. “Tax Refund Stipulation” shall mean that Revised Stipulation between the Debtor, the Committee, the IRS and HoT regarding the Tax Refunds, and approved by the Court on October 26, 2005 in adversary proceeding no.: 05-02356.

119.  Term Sheet. “Term Sheet” means that plan term sheet entered into between the Debtor, IGIA, Tactica Funding and the Committee on June 22, 2005, and filed with the Bankruptcy Court under seal in accordance with the Final IGIA DIP Order, setting forth the proposed terms of a consensual plan of reorganization.

120.  Third Commitment. “Third Commitment” means the third tranche of funding under the IGIA DIP Facility.

121.  Trust Assets. “Trust Assets” shall mean: (i) the Avoidance and Other Actions, with all profits and proceeds thereof derived that shall be transferred, conveyed and assigned to the Creditor Trust in accordance with the provisions of this Plan; (ii) $75,000 from the Innotrac Reallocated Proceeds; (iii) $200,000 from the Reallocated Settlement Monies; (iv) $75,000 of the Cash Contribution; (v) Innotrac Reallocated Proceeds received after the Effective Date; (vi) Rite Aid Receivables to the extent and as provided in paragraph 136 herein; (vii) Parent Company Stock reserved on account of Disputed Claims which have become Disallowed Claims or extinguished claims; and (viii) undeliverable distributions and unclaimed property; the Trust Assets shall not include (a) any and all claims against HOT, Helen of Troy L.P., Helen of Troy Limited, Idelle Labs, Ltd., their parents, subsidiaries, affiliates, shareholders, officers, directors, managers, employees, agents, attorneys, and representatives; and (b) the portion of the Tax Refunds to be received and retained by HOT under the HOT Settlement Agreement.

122.  Trustee Fees. “Trustee Fees” means all fees and charges assessed against the Estate of the Debtor under chapter 123 of title 28 of the United States Code.

123.  Unsecured Creditors. “Unsecured Creditors” means all Entities possessing General Unsecured Claims.

124.  Unsecured Deficiency Claim. “Unsecured Deficiency Claim” means any portion of a Claim to the extent that the value of the Estate’s interest in any property securing the Claim is less than the amount of the Claim, or to the extent that the amount of any such Claim subject to setoff is less than the amount of such Claim, as determined pursuant to Bankruptcy Code section 506(a).

125.  Voting Deadline. “Voting Deadline” means 5:00 p.m., prevailing Eastern Time, on December 14, 2005.

ARTICLE II

TREATMENT OF ADMINISTRATIVE CLAIMS, PRIORITY
TAX CLAIMS, OTHER PRIORITY CLAIMS, TRUSTEE FEES AND DIP FINANCING FACILITY CLAIMS

126.  Administrative Claims. In accordance with Bankruptcy Code section 1123(a)(1), Administrative Claims and Priority Tax Claims have not been classified and are treated as described in this Section of the Plan. Except as otherwise provided in the Plan and in the Order Limiting Authority, by written agreement of the Holder of an Allowed Administrative Claim to different treatment under the Plan, or by order of the Bankruptcy Court, a Person holding an Allowed Administrative Claim will receive Cash equal to the unpaid portion of such Allowed Administrative Claim which has come due for payment under any applicable order or law, as soon as practicable after the later of: (a) the Effective Date; (b) the date on which such Person becomes the Holder of such an Allowed Administrative Claim; or (c) the date or dates when that Claim is payable by its terms, consistent with past practice and in accordance with past terms. To the extent that an Allowed Administrative Claim represents liabilities incurred in the ordinary course of business, such claim shall be paid by the Reorganized Debtor in the ordinary course of business. Notwithstanding and in lieu of the foregoing, treatment of Allowed Administrative Claims and payments for Fee Claims shall only be made in accordance with any Final Order of the Bankruptcy Court.

127.  Trustee Fees. All Trustee Fees will be paid in Cash in full within ten (10) days of the Effective Date. The Debtor estimates that on the Effective Date of the Plan, there will not be any Trustee Fees. The Debtor or Reorganized Debtor will continue to pay quarterly fees to the United States Trustee pursuant to 28 U.S.C. §1930 through entry of the final decree or any conversion or dismissal of the Case.

128.  First DIP Financing Facility Claims. The First DIP Financing Facility shall be subordinate and junior in right of payment to distributions under and treatment of Allowed Class 4 Claims and shall only be paid or satisfied after the Effective Date.

129.  IGIA DIP Facility. Any claims of IGIA associated with the third tranche of the IGIA DIP Facility shall be converted to equity Interests in IGIA on the Effective Date and shall be included in Class 6 - Equity Interests herein. However, in the event that the Plan is confirmed and the “third tranche” of the IGIA DIP Facility is not funded solely because of the Debtor’s failure to satisfy the conditions precedent stated in the IGIA DIP Facility documents, then the debt owed by Tactica to IGIA in connection with the “second tranche” of IGIA DIP Facility funding will be converted to equity in Tactica in the event that the Effective Date of the Plan occurs.

130.  Priority Tax Claims. As set forth further below, unless otherwise agreed by the Holder of any Priority Tax Claim, each Holder of an Allowed Priority Tax Claim in this Class shall receive Cash payments totaling at least the Allowed amount of its Claim, possessing a value, as of the Effective Date, equal to the full value of the Allowed Priority Tax Claim. In the event that there are any Allowed Priority tax claims, they shall be paid within 6 years of the date of Assessment.

131.  Other Priority Claims. As set forth further below, unless the Holders of a particular Claim agrees to a less favorable treatment, each Holder of an Unsecured Priority Claim, which has not been satisfied as of the Effective Date, shall receive Cash payments totaling at least the Allowed amount of its Claim, possessing a value, as of the Effective Date, equal to the full value of the Allowed Claim.

ARTICLE III

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

132.  Classification and Specification of Treatment of Claims and Interests. All Claims and Interests, except Administrative Claims and Priority Tax Claims, are placed in the following Classes of Claims and Interests, pursuant to Bankruptcy Code section 1123(a)(1), which section specifies the treatment of such Classes of Claims and Interests and of their impaired or unimpaired status, pursuant to Bankruptcy Code sections 1123(a)(2) and (3). A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of the Class and is classified in a different Class to the extent that the Claim or Interest qualifies within the description of that different Class. A Claim or Interest is in a particular Class only to the extent that the Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, withdrawn, waived, settled, or otherwise satisfied under the Plan. Unless the Plan expressly provides otherwise, when a Class includes a subclass, each subclass is a separate Class for all purposes under the Bankruptcy Code, including, without limitation, voting and distribution.

133.  Subject to all other applicable provisions of the Plan (including its distribution provisions), classified Claims and Interests shall receive the treatment set forth below. The Plan will not provide any distributions on account of a Claim or Interest to the extent that such Claim or Interest has been disallowed, released, withdrawn, waived, settled, or otherwise satisfied or paid as of the Effective Date, including, without limitation, payments by third party guarantors, sureties, or insurers, whether governmental or nongovernmental. Except as specifically provided in the Plan, the Plan will not provide any distributions on account of a Claim or Interest, the payment of which has been assumed by a third party. Except as otherwise specifically provided in the Plan or by further order of the Bankruptcy Court, all treatment, allowances, or payments of Claims which have been specified or otherwise fixed or required by order of the Bankruptcy Court shall not be impaired by the Plan, the rights of the Holders of such Claims as provided in such orders shall not be altered by the Plan, and the Holders of such Claims and the parties to such contracts shall retain such rights and shall receive such treatment as provided in such orders in lieu of any other treatment provided in the Plan, including, without limitation, the following: pre-petition Claims that have been paid or settled, post-petition claims, with Bankruptcy Court authorization, provided that the Plan may discontinue such payments, and settlements or compromises of Claims and Interests. Any Holder of any Claim in any Class may agree, pursuant to Bankruptcy Code section 1123(a)(4), to a treatment of such Claim that is less favorable than any other Claim in such Class.

Classes of Claims

134.  Class 1 - Secured Tax Claims. This Class is unimpaired and members of this Class are not entitled to vote on this Plan. This Class consists of all Allowed Secured Claims against the Debtor for federal, state and local taxes. Each Allowed Claim in this Class shall be in a separate subclass. Unless otherwise agreed by the Holder of any Claim in this Class, each Holder of an Allowed Secured Claim in this Class shall receive Cash payments totaling at least the Allowed amount of its Claim, possessing a value, as of the Effective Date, equal to the full value of the Allowed Secured Claim, on the later of: (a) the third (3rd) business day after the Effective Date, (b) the date on which, in the Reorganized Debtor’s sole discretion, sufficient proceeds from the Exit Facility become available to repay such Allowed Secured Tax Claims; or (c) the date on which there is a Final Order allowing such Claim. The Holders of Allowed Secured Tax Claims shall receive interest on their Claim to the extent required by the Bankruptcy Code.

135.  Class 2 - Other Secured Creditor Claims. This Class is unimpaired and members of this Class are not entitled to vote on this Plan. This Class consists of all Allowed Secured Claims against the Debtor representing obligations to Holders of Secured Claims (other than the First DIP Financing Facility Obligations and the IGIA DIP Facility). Each Allowed Claim in this Class shall be in a separate subclass. Unless otherwise agreed by the Holder of any Claim in this Class, and as set forth in paragraphs 136 and 137, each Holder of an Allowed Secured Claim in this Class will be satisfied by either: (a) the return of the property subject to the senior, perfected and indefeasible lien or security interest; (b) all net proceeds (up to the amount of the Allowed Class 2 Claim) from the sale, liquidation or abandonment of any asset on account of which the Holder has a senior, perfected and indefeasible or security interest (less the costs of maintaining, preserving and liquidating such collateral); (c) the receipt of Cash payments totaling at least the Allowed amount of its Claim, possessing a value, as of the Effective Date, equal to the full value of the Allowed Secured Claim; or (d) treatment of the Claim as provided in the Final IGIA DIP Order, on the later of (i) the third (3rd) Business Day after the Effective Date; (ii) the date on which, in the Reorganized Debtor’s sole discretion, sufficient proceeds from the Exit Facility become available to repay such Allowed Secured Claims; or (iii) the date on which there is a Final Order Allowing such Claim.

136.  Class 2a. This Class consists of the Allowed Secured Claim of the FTC. This class is unimpaired and not entitled to vote on the Plan.

The FTC’s Secured Claim shall be treated as follows: as soon as possible, but in no event later than the Confirmation Date, as may be amended, the Debtor shall make demand on Rite Aid to collect the Rite Aid Receivables. The demand made upon Rite Aid also shall instruct Rite Aid to make payment directly to the Federal Trade Commission at the following address:
Julie A. Mack
Counsel for Bankruptcy and Redress
Bureau of Consumer Protection
600 Pennsylvania Avenue, N.W.
Washington, D.C. 20580

A copy of the demand shall be provided to the FTC and the Committee. The FTC and the United States are authorized to contact Rite Aid directly concerning the collection of the Rite Aid Receivables that secure the FTC’s Claim.

As of the Effective Date of the Plan, as may be amended, the Debtor, or the Reorganized Debtor, as applicable, shall reserve an amount sufficient to satisfy the full amount of the FTC’s Claim as a Class 4 Claim. To the extent that the Secured Claim of the FTC is not satisfied by the liquidation of the Rite Aid Receivables within 150 days following the Effective Date of the Plan, as may be amended, the deficiency portion of the FTC’s Claim shall be deemed to be an Allowed Class 4 Claim against the Estate and as soon as practicable, the FTC shall receive from the reserve all distributions to which it is entitled under the Plan on account of such Allowed Claim. Future distributions on account of the FTC’s Allowed Class 4 Claim shall be paid from the Creditor Trust. Upon the passage of 150 days from the Effective Date, the FTC shall release its lien on the Rite Aid Receivables and the Reorganized Debtor shall deliver or cause to be delivered to the Creditor Trust the Rite Aid Receivables. Any amount received by the Debtor, the Reorganized Debtor or FTC in connection with Rite Aid Receivables after said 150 day period shall promptly be paid and delivered to the Creditor Trustee.

137.  Class 2b. This Class consists of the Allowed Secured Claim of Karfunkel. Karfunkel shall receive, in Cash, the Allowed amount of his Secured Claim, consistent with the Final IGIA DIP Order and to the extent that the Debtor receives the Innotrac Surplus to satisfy his Claim as of the Effective Date. To the extent that the portion of the Innotrac Surplus received by the Debtor as of the Effective Date is insufficient to satisfy the amount of his Allowed Secured Claim, Karfunkel shall have an Allowed Class 4 Claim against the Estate. This class is unimpaired and not entitled to vote on the Plan.

138.  Class 3 - Unsecured Priority Claims. This Class is unimpaired and members of this Class are not entitled to vote on this Plan. This Class consists of all Allowed Unsecured Claims against the Debtor that are specified as having priority in Bankruptcy Code sections 507(a)(3), 507(a)(4) or 507(a)(6), if any such Claims still exist as of the Effective Date. Unless the Holder of a particular Claim agrees to a less favorable treatment, each Allowed Claim in this Class, which has not been satisfied as of the Effective Date, shall receive cash payments totaling at least the Allowed amount of its Claim, possessing a value, as of the Effective Date, equal to the full value of the Allowed Claim, on the later of: (a) the third (3rd) business day after the Effective Date, (b) the date on which, in the Reorganized Debtor’s sole discretion, sufficient proceeds from the Exit Facility become available to repay such Claims; or (c) the date on which there is a Final Order allowing such Claim. The Debtor estimates that there will not be any Allowed Claims in Class 3.

139.  Class 4 - Unsecured Non-priority Claims. This Class is impaired and members of this Class are entitled to vote on this Plan. This Class consists of all Allowed General Unsecured Claims. Unless otherwise agreed by the Holders of the Allowed General Unsecured Claims in this Class, each Holder of an Allowed Unsecured Claim in this Class shall receive their Pro Rata Share of
(a) The Initial Distribution on the Effective Date consisting of

(i) Cash in the amount of $700,000.00 from the Cash Contribution;

(ii) the Net Innotrac Reallocated Proceeds as of the Effective Date;

(iii) $1.6 million from Reallocated Settlement Monies; and

(iv) the Parent Company Stock; and

(b) beneficial interests in the Creditor Trust

140.  The Reorganized Debtor, or its designee, reasonably acceptable to the Committee, shall make the Initial Distribution on the Effective Date and maintain the Disputed Class 4 Claims Reserve and continue to serve as Disbursing Agent for purposes of making Class 4 Distributions until the forty-fifth (45th) day after the Effective Date. To the extent that the Initial Distribution has not been completed as provided under the Plan within forty-five (45) days of the Effective Date, the Reorganized Debtor, or its designee, reasonably acceptable to the Committee, shall cause the Disputed Class 4 Claims Reserve to be transferred to the Creditor Trustee and the Creditor Trustee shall thereafter act as Disbursing Agent for purposes of the Class 4 Distributions. In such event, the Reorganized Debtor, or its designee, reasonably acceptable to the Committee, shall promptly provide the Creditor Trustee with an accounting and reconciliation and the names and addresses of the Holders of Class 4 Claims.

141.  On the Effective Date, the Debtor shall transfer, or cause to be transferred, free and clear of all liens, security interests and claims of any party, including, but not limited to, IGIA, Tactica Funding, FTC, Karfunkel and HoT, the following to the Creditor Trust: (a) the Avoidance and Other Actions; (b) Cash in the amount of $75,000 from IGIA, the Debtor, and the Board Members; (c) Cash in the amount of $200,000 from the Reallocated Settlement Monies; and (d) Cash in the amount $75,000 from the Innotrac Reallocated Proceeds, to the extent that the $75,000.00 has not already been received by Arent Fox. On or after the Effective Date, the Reorganized Debtor shall deliver or cause to be delivered to the Creditor Trust all Net Innotrac Reallocated Proceeds, to the extent that same exist, undeliverable distributions and unclaimed property and Rite Aid Receivables as provided in paragraph 136 of the Plan.

142.  The Creditor Trust will be administered by the Creditor Trustee chosen by the Committee. The Debtor reserves all rights in connection with its rights with respect to the selection of the Creditor Trustee. The Creditor Trustee shall have full power to engage professionals. The Creditor Trustee shall pay from the Trust Assets all fees and expenses incurred in connection with the duties and actions of the Creditor Trustee and the administration of the Creditor Trust. The Creditor Trustee shall have overall direction and control of the administration of the Creditor Trust.

143.  The Creditor Trust shall also be governed by the Creditor Trust Agreement in form and substance acceptable to the Committee, on five days notice to the Debtor and to which the Debtor reserves its rights, and shall contain appropriate distribution and termination mechanisms, including, but not limited to, provisions to permit the Creditor Trustee to collect and liquidate the Trust Assets and to investigate and pursue all claims and Avoidance and Other Actions against third parties, including all claims that could be asserted by the Debtor or the Estate (other than the claims specifically not included in the Trust Assets).

144.  Class 5 - Claims of Board Members and Officers. The Claims of Board Members and Officers are hereby subordinated and junior in right of payment to the Holders of all Allowed Class 4 Claims and shall receive no distribution under the Plan. This Class is impaired, and, as the Holders of Claims in this Class are Insiders, they are not entitled to vote on the Plan.

145.  Class 6 - Equity Interests. This Class is not impaired and is conclusively deemed to have accepted the Plan. This Class consists of the Interests in the Debtor as of the Petition Date. The rights of any holder of Class 6 Interest shall be cancelled and extinguished on the Effective Date. In consideration of the IGIA Conversion of Debt and Exchange of Intercompany Loan and other undertakings of IGIA in connection with the Plan and contributing the Parent Company Stock as part of the Initial Distribution, the Reorganized Debtor shall issue and IGIA shall receive, shares of stock in the Reorganized Debtor in an amount directly proportionate to the amount of IGIA’s interest in the Debtor.

ARTICLE IV

ACCEPTANCE OR REJECTION OF PLAN

146.  Each Holder of an Allowed Claim in Class 4 shall be entitled to vote separately to accept or reject this Plan. Only those votes cast by Holders of Allowed Claims shall be counted in determining whether acceptances have been received in sufficient number and amount to obtain confirmation.

147.  With respect to any Class of Claims which is impaired and entitled to vote under this Plan, such Class of Claims shall have accepted this Plan if it is accepted by at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims in such Class (excluding Insiders) that have cast ballots with respect to this Plan.

148.  If any impaired Class of Claims shall fail to accept this Plan in accordance with Bankruptcy Code section 1129(a)(8), the Debtor may request that the Bankruptcy Court confirm this Plan in accordance with Bankruptcy Code section 1129(a). If all applicable requirements for confirmation of this Plan are met as set forth in Bankruptcy Code sections 1129(a)(1) through (13), except subsection (8) thereof requiring acceptance by each impaired Class of Claims or Interests, the Debtor intends to request that the Bankruptcy Court confirm this Plan in accordance with Bankruptcy Code section 1129(b).

ARTICLE V

MEANS FOR IMPLEMENTATION OF PLAN

149.  Plan Funding. Consummation of the Plan will require funding from the Exit Financing, the Cash Contribution, the Innotrac Reallocated Proceeds, the HoT Global Settlement Amount, and the distribution of the Parent Company Stock. The Exit Financing shall be made available for: (a) paying the Debtor’s administrative expenses under section 503(b) of the Bankruptcy Code; (b) paying the Debtor’s ordinary course of business expenses; (c) funding this Plan and the distributions to be made under the Plan; (d) paying the Debtor’s obligations as may otherwise be approved by the Bankruptcy Court; and (e) paying quarterly fees to the United States Trustee pursuant to 28 U.S.C. § 1930 through entry of the Final decree or any conversion or dismissal of the Case.

150.  Release Cash Contribution. On the Effective Date, the Board Members and Ovadia shall contribute Cash in the aggregate amount of $375,000 as part of the Cash Contribution (the “Release Cash Contribution”). The Release Cash Contribution shall be made available for funding the payments required under the Plan, the Budget and the IGIA Final DIP Order. The Claims of the Board Members and the Officers are hereby subordinated and deemed junior in right of payment to Claims of all creditors. Pursuant to the terms of the Disclosure Statement Order, the Release Cash Contribution shall be escrowed with counsel for the Debtor two weeks prior to the hearing on confirmation of the Plan, and, to the extent not used as provided herein, shall be contributed and turned over to the Reorganized Debtor.

151.  Federal, State and Local Tax Refunds. The Debtor’s counsel shall maintain the Tax Refunds in an escrow account pursuant to the Tax Refund Stipulation and distribute such Tax Refunds in accordance with the HoT Settlement Agreement. Creditors and parties in interest should review the HoT Settlement Agreement and Motion under Rule 9019 seeking approval of the HoT Settlement Agreement for a complete description of the settlement. In the event of any conflict between the terms of the Plan and the HoT Settlement Agreement, the HoT Settlement Agreement shall control.

152.  The Restructuring Transactions pursuant to which the Plan shall be implemented include, but are not limited to, forming and funding the Creditor Trust.

153.  On the Effective Date, the management, control and operations of the Reorganized Debtor shall become the general responsibility of the Board Members.

154.  On the Effective Date, the Reorganized Debtor is authorized to enter into all agreements, documents and instruments required or contemplated under the Plan without further order of the Bankruptcy Court or corporate action.

155.  On the Effective Date or as soon as practicable thereafter, the Certificate of Incorporation shall be filed as required by applicable law.

156.  The initial board of directors of the Reorganized Debtor shall consist of the same directors as those of the Debtor. The officers of the Debtor immediately prior to the Effective Date shall serve as the initial officers of the Reorganized Debtor on and after the Effective Date.

157.  The Parent Company Stock. The distribution and any issue of the Parent Company Stock pursuant to this Plan shall be exempt from the registration requirements of section 5 of the Securities Act and State registration requirements by virtue of section 1145 of the Bankruptcy Code and applicable non-bankruptcy law. The Debtor and its directors, officers, trustees, employees and professionals (acting in such capacity), and any subsequent transferees or transferors of the Parent Company Stock, in connection with the distribution and any issuance of the Parent Company Stock as contemplated herein, shall receive the full limitation of liability as provided for in Section 1125(e) of the Bankruptcy Code. IGIA shall continue to be a reporting company under the Securities Exchange Act for a one year period from the Effective Date and take such action as is necessary to maintain itself as a reporting company during such period.

158.  Corporate Documents, Employment Related Agreements and Compensation Programs.

a.  Agreements, Instruments, and Documents. All organizational agreements, charter documents, instruments, and documents required under the Plan to be executed or implemented, together with such others as may be necessary, useful, or appropriate in order to effectuate the Plan shall be executed on or before the Effective Date or as soon thereafter as is practicable.

b.  Pre-Bankruptcy Employment Related Agreements and Compensation Programs (other than Pension Plans). As of the Effective Date, all employment, severance, retirement, indemnification, employee benefit, profit-sharing and related plans or agreements, whether or not qualified under ERISA, health care plans, disability plans and incentive plans, that were in effect on the Petition Date and that have not previously been terminated or superceded and are not listed on the list of Assumed Contracts in the Plan Supplement, shall be deemed executory contracts and shall be terminated and deemed rejected. Notwithstanding any of the foregoing, any and all claims arising under or in connection with the employment agreements of Sivan and Ramchandani shall be subject to the Order Limiting Authority.

c.  Corporate Action. All matters provided under the Plan involving the corporate structure of the Debtor or corporate action to be taken by or required of the Debtor, shall be deemed to have occurred and be effective as provided herein, and shall be authorized and approved in all respects without any requirement or further action by directors of the Debtor.

159.  Plan Distributions. All Cash necessary for the Debtor to make payments pursuant to the Plan shall be obtained from the Debtor’s Available Cash, Cash Contribution, Innotrac Reallocated Proceeds, the Additional Release Contribution, and the Exit Facility.

160.  Maintenance and Preservation of Rights of Action and Waiver of Causes of Action. In accordance with Bankruptcy Code section 1123(b)(3) and except as otherwise specifically provided in the Plan, the Debtor transfers and assigns to the Creditor Trust all rights of the Debtor and the Estate to commence and pursue, enforce, abandon, settle or compromise, as appropriate, the Avoidance and Other Actions, and on the Effective Date, the Avoidance and Other Actions shall vest in the Creditor Trust. Except as otherwise provided in the Plan, in accordance with Bankruptcy Code section 1123(a)(5), the Reorganized Debtor shall retain and hold all other rights on behalf of the Debtor, the Estate, and the post-confirmation Estate, to any and all claims, rights and causes of action, not specifically set forth above as reserved for the Creditor Trust or included in the Trust Assets, that it or the Estate may hold against any Entities or Person.

161.  Bar Date for Certain Fee Claims. Each Person retained or requesting compensation in the Case, pursuant to Bankruptcy Code sections 327, 328, 330, 331, 503(b), and 1103, shall be entitled to file with the Bankruptcy Court an application for allowance of Fee Claims until not later than thirty (30) days after the Effective Date. All such Fee Claims for which an application is not timely filed shall be forever barred. Objections to each such application may be filed in accordance with the Bankruptcy Rules. The Bankruptcy Court shall determine all such Fee Claims.

162.  Professional Fee Reserve. Within three (3) business days after the Confirmation Date, each Professional shall provide the Debtor and IGIA with estimates of all fees and disbursements that will be incurred by each Professional up to and including the Effective Date, which estimates shall be updated by an additional estimate provided to the Debtor and the IGIA one (1) day prior to the Effective Date. The Reorganized Debtor shall reserve, in an escrow account held by DLA Piper Rudnick Gray Cary US LLP, the aggregate amount of these estimates from the proceeds from the Exit Facility and Available Cash and no liens, Claims or Interests shall attach to said proceeds to the extent of unpaid Allowed Fee Claims of the Professionals, including, but not limited to, unpaid holdbacks until such fees are paid. The balance of the funds in the Professional Fee Reserve, after the payment of all final Fee Claims of the Professionals, shall be forwarded to the Reorganized Debtor.

163.  Bar Date for Other Administrative Claims. Unless the Plan or the Bankruptcy Court fixes a different date, all Claims against the Debtor for Administrative Claims, with the exception of Fee Claims, shall be filed not later than forty (40) days after the Effective Date. All such Claims not timely filed shall be forever barred. The Debtor and any other party in interest may object to the allowance of any such Claim filed before, on, or after the Effective Date.

164.  Further Authorization. The Debtor shall be entitled to seek such orders, judgments, injunctions, and rulings from the Bankruptcy Court, in addition to those specifically listed in the Plan, as may be necessary to carry out the intentions and purposes, and to give full effect to the provisions of the Plan. The Bankruptcy Court shall retain jurisdiction to enter such orders, judgments, injunctions, and rulings.

ARTICLE VI

CREDITOR TRUST

165.  Creation of Creditor Trust. Subject to the terms and conditions of this Plan, on the Effective Date, the Creditor Trust shall be created and established by the execution and delivery of the Creditor Trust Agreement, in a form acceptable to the Committee and any other necessary action provided for in this Plan and all other steps shall be taken to establish the Creditor Trust and the beneficial interests therein which shall be for the benefit of Holders of Allowed Class 4 Claims. The Debtor reserves all rights with respect to the Creditor Trust Agreement. The Trust Assets are comprised of the following: (i) $75,000 from the Reallocated Innotrac Proceeds; (ii) $200,000 from the Reallocated Settlement Monies; (iii) $75,000 from IGIA, the Debtor and the Board Members; (iv) the Avoidance and Other Actions and the proceeds thereof; (v) the Innotrac Reallocated Proceeds delivered or received after the Effective Date, if any; (vi) Rite Aid Receivables, to the extent and as provided in paragraph 136; (vii) Parent Company Stock reserved on account of Disputed Claims or maintained in the Disputed Claims Reserve which have become Disallowed Claims or extinguished claims; and (viii) undeliverable distributions and unclaimed property as provided in Article IX of the Plan. The Creditor Trust shall be established for the sole purpose of liquidating and distributing the Trust Assets, in accordance with Treasury Regulation Section 301.7701-4(d), with no objective to continue or engage in the conduct of trade or business. The beneficial interests in the Creditor Trust shall not be certificated and are not transferable except as otherwise provided in the Creditor Trust Agreement.

166.  Transfer of Property. On the Effective Date, the Trust Assets and the Debtor’s and the Estate’s right, title and interest in the Trust Assets shall be conveyed, assigned, transferred and remitted to the Creditor Trust free and clear of all Claims, liens and Interests on behalf of and for the benefit of its beneficiaries, except as provided in paragraph 136, to be managed, invested and disbursed in accordance with the terms and conditions of this Plan and the Creditor Trust Agreement. Such transfer (other than Cash) shall be treated for federal income tax purposes as a deemed distribution to the Holders of Allowed Class 4 Claims followed by a deemed transfer by such persons to the Creditor Trust. Any and all rights, claims and causes of actions, any attorney-client or similar privilege, work product privilege or other privilege or immunity attaching to any documents or communications (whether written or oral) transferred to the Creditor Trust shall vest with the Creditor Trustee and its representatives. The Creditor Trustee shall reduce to Cash or otherwise liquidate unliquidated Trust Assets and distribute such liquidated assets (less the costs and expenses of liquidating, disposing or maintaining such assets, other costs and expenses of the Creditor Trust and such reserves as created or required by the Creditor Trustee) to Holders of Allowed Class 4 Claims as beneficiaries of the Creditor Trust in accordance with and subject to the terms of the Plan and Creditor Trust Agreement. From and after the transfer of all such rights to the Creditor Trust, pursuant to Bankruptcy Code section 1123(b)(3), the Creditor Trustee shall be deemed the appointed representative to, and may pursue, litigate and compromise and settle any such rights, claims, the Avoidance and Other Actions in accordance with the best interests of and for the benefit of the beneficiaries of the Creditor Trust. The Creditor Trustee shall have the powers, duties and obligations set forth in the Plan and the Creditor Trust Agreement.

167.  Identification of Beneficiaries. The Creditor Trust is created for the benefit of Holders of Allowed Class 4 Claims (the “Beneficiaries”). The Beneficiaries shall each have an undivided beneficial interest in the Trust Assets. The Beneficiaries are those parties holding Allowed Class 4 Claims. The initial Beneficiaries are those parties holding Claims (other than Disputed Claims, or Claims that have been disallowed, extinguished or expunged by Final Order) against the Debtor or the Estate as of the Effective Date. The initial Beneficiaries of the Creditor Trust shall be based on the list of General Unsecured Claims as maintained by the Debtor (other than Disputed Claims or Claims that have been disallowed, extinguished or expunged by Final Order). If such Claims are disallowed, extinguished or expunged by Final Order, such Beneficiary shall no longer be a beneficiary hereunder.

168.  Obligations of Debtor and Reorganized Debtor to Creditor Trust. Subsequent to the Confirmation Date, but prior to the Effective Date, the Debtor shall provide to the Committee a list of all known potential Avoidance and Other Actions and supporting documentation and information. On and after the Effective Date, the Reorganized Debtor shall make available to the Creditor Trustee (or the Creditor Trustee’s representatives or designated agent) reasonable access during normal business hours, upon reasonable written notice, to personnel and books and records of the Debtor, including making available to testify, if needed, to enable the Creditor Trustee to perform the Creditor Trustee’s responsibilities under the Creditor Trust. The Bankruptcy Court retains jurisdiction to determine the reasonableness of either a request for assistance and/or a related expenditure. Any requests for assistance shall not interfere unnecessarily with the Reorganized Debtor’s normal business operations. The Reorganized Debtor shall be reimbursed by the Creditor Trustee for any reasonable, direct out of pocket expenses incurred by the Reorganized Debtor relating to outside the ordinary course of business requests from the Creditor Trustee.

169.  Duration of Creditor Trust. The term of the Creditor Trust shall not exceed four (4) years from the Effective Date, provided that, upon a finding that an extension is necessary for the purpose of the Creditor Trust and upon approval by the Bankruptcy Court upon motion by the Creditor Trustee or a party in interest, the term may be extended for a finite term based on the particular facts and circumstances as may be presented to the Bankruptcy Court if it is necessary to facilitate or complete the liquidation and distribution of the Trust Assets. Each such extension must be approved by the Bankruptcy Court within six (6) months of the beginning of the extended term.

170.  Funding of Creditor Trust. On the Effective Date, the Reorganized Debtor shall transfer or cause to be transferred (i) $75,000 Cash from IGIA, the Debtor, and the Board Members); (ii) $75,000 from the Innotrac Reallocated Proceeds, to the extent that $75,000 of the Innotrac Reallocated Proceeds have not been received by Arent Fox; (iii) $200,000 from the Reallocated Settlement Monies; and (iv) the Avoidance and Other Actions.  Such transfer shall not, for federal income tax purposes, be deemed a distribution to the Holders of Allowed Class 4 Claims. Apart from the initial funding, the costs and expenses incurred by the Creditor Trustee or the Creditor Trust shall be paid from the Trust Assets.

171.  Avoidance and Other Actions. On and after the Effective Date, the Creditor Trustee shall have the exclusive right to commence and to continue the prosecution of all pending Avoidance and Other Actions belonging to the Creditor Trust.

172.  The Creditor Trustee. At least five (5) days prior to the Confirmation Hearing, the Committee shall select a Person to serve as the Creditor Trustee and shall file a notice of such selection with the Bankruptcy Court seeking approval of such selection. The Debtor and the United States Trustee reserve all rights with respect to the selection of the Creditor Trustee at the Confirmation Hearing. The person designated as the Creditor Trustee shall file an affidavit demonstrating that such Person is a “disinterested person” as that term is defined in Bankruptcy Code section 101(14). The Person so selected by the Committee shall become the Creditor Trustee upon entry of the Confirmation Order referencing such Person’s appointment. The Confirmation Order shall state that without the permission of the Bankruptcy Court, no judicial, administrative, arbitration or other action or proceeding shall be commenced against the Creditor Trustee in his official or personal capacity, with respect to his status, duties, powers, acts or omissions as the Creditor Trustee in any forum other than the Bankruptcy Court.

The Creditor Trustee shall act on behalf of the Creditor Trust to carry out its obligations and to exercise its rights in accordance with and subject to this Plan, the Confirmation Order and the Creditor Trust Agreement and shall perform all of the duties, responsibilities and obligations as set forth in the Plan and the Creditor Trust Agreement including, but not limited to: (i) liquidating or otherwise reducing to Cash unliquidated Trust Assets in accordance with the Creditor Trust Agreement; (ii) filing, prosecuting, compromising and settling Avoidance and Other Actions; (iii) making distributions to Holders of Allowed Class 4 Claims as beneficiaries of the Creditor Trust; and (iv) investing the Trust Assets. The Creditor Trustee shall be vested with the rights, powers and benefits as set forth in the Creditor Trust Agreement, which shall include, without limitation, all rights, powers, and benefits afforded to a “trustee” under Bankruptcy Code sections 704 and 1106. The Creditor Trustee and the Creditor Trust shall be bound in all respects by the HoT Settlement Agreement and the order approving the HoT Settlement Agreement, including the releases provided for therein.

The Creditor Trustee shall be compensated as set forth in the Creditor Trust Agreement and shall not be required to file a fee application to receive compensation. Subject to the provisions of the Creditor Trust Agreement, the Creditor Trustee shall be entitled to hire and engage such professionals as the Creditor Trustee deems necessary to assist in carrying out the duties of the Creditor Trustee, with the reasonable fees and expenses of such professionals to be paid by the Creditor Trust. Pursuant to the terms of this Plan and the Creditor Trust Agreement, the Creditor Trustee may pay from the Trust Assets all reasonable fees and expenses incurred in connection with the duties and actions of the Creditor Trustee, including, but not limited to, fees and expenses to pay insurance, taxes and other expenses arising in the ordinary course of business in maintaining, liquidating, disposing of and the distribution of the Trust Assets and compensation to the Creditor Trustee. The Creditor Trustee may pay all such reasonable fees and expenses without Bankruptcy Court approval. Any disputes concerning the administration of the Creditor Trust or implementation of the distribution of the Trust Assets as provided in this Plan shall be brought before the Bankruptcy Court for resolution.

In accordance with this Plan, the Creditor Trustee shall be authorized and empowered to, without further Bankruptcy Court approval, object to Claims and to file, pursue and prosecute and settle the Avoidance and Other Actions, or to decline to pursue such objections to Claims, Avoidance and Other Actions, as well as the Avoidance and Other Actions assigned and delivered to the Creditor Trust, whether or not the Avoidance and Other Actions or objections to Claims have been commenced prior to the Effective Date, and shall be substituted as the real party in interest in any such objection to Claims, Avoidance and Other Actions, commenced by or against the Debtor or the Committee and to otherwise take such actions as may be necessary to implement this Plan or as otherwise provided in the Creditor Trust Agreement. The Creditor Trustee may pursue or decline to pursue such objections to Claims or the Avoidance and Other Actions and may settle, release, sell, assign, otherwise transfer or compromise such objections to Claims, the Avoidance and Other Actions in the Creditor Trustee’s business judgment, subject to the provisions of this Plan, without Bankruptcy Court approval.

Except as otherwise set forth in this Plan, the Debtor or the Creditor Trustee, as applicable, may, but shall not be required to, set-off against any Claim and the distributions to be made pursuant to this Plan in respect of such Claim, any Avoidance and Other Action the Estate may have against the Holder of the Claim, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtor, the Estate or the Creditor Trustee of any such Avoidance and Other Action, set-off or recoupment which the Debtor or the Creditor Trustee may have against such Holder.

173.  A substituted Creditor Trustee may be designated after resignation or other removal of the Creditor Trustee as provided under the Creditor Trust Agreement.

174.  Exemption from Certain Taxes. Pursuant to Bankruptcy Code section 1146(c), all transactions, including the transfers described herein, and the delivery and recordation of any instrument, under, in furtherance of, or in connection with this Plan shall not be subject to any stamp tax, real estate transfer tax or similar transfer fee or tax.

CONDITIONS PRECEDENT TO CONFIRMATION
AND EFFECTIVE DATE OF THIS PLAN

175.   Conditions Precedent to Confirmation of the Plan. Confirmation of this Plan shall not occur and the Bankruptcy Court shall not enter the Confirmation Order unless the following conditions have occurred or have been waived in writing by the Debtor and the Committee: (a) all of the requirements of the Bankruptcy Code for Confirmation of the Plan with respect to the Debtor shall have been satisfied; (c) the Tax Refund Stipulation has not been stayed and all parties are in material compliance therewith; (d) the HoT Settlement Agreement has been approved by the Court; (e) the HoT Global Settlement Amount and the Release Cash Contribution shall have been funded; (f) the Bankruptcy Court shall have approved the Disclosure Statement in the form and substance acceptable to the Debtor, IGIA and the Committee; (g) the Confirmation Order shall be approved in form and substance acceptable to the Debtor, IGIA and the Committee; (h) the Professional Fee Escrow Reserve shall have been funded in an amount sufficient to satisfy accrued Professional Fee Claims in accordance with the projections submitted with the Disclosure Statement; and (i) except as provided herein, the Plan Documents shall be reasonably satisfactory to the Debtor, IGIA and the Committee. In addition, if Confirmation shall not occur, the Plan shall be null and void and of no force and effect, and the Plan shall be deemed withdrawn unless the Bankruptcy Court shall have entered all orders (which may be orders included within the Confirmation Order) required to implement the Plan.

176.  Confirmation Order Provisions for Pre-Effective Date Actions. The Confirmation Order shall empower and authorize the Debtor to take or cause to be taken, prior to the Effective Date, all actions which are necessary to enable it to implement the provisions of the Plan and satisfy all other conditions precedent to the effectiveness of the Plan.

177.  Conditions to Occurrence of the Effective Date and the Plan. The Effective Date shall not occur, the Plan shall be null and void and of no force and effect and will be deemed withdrawn and the releases contemplated under the Plan shall not be of no force and effect unless the following conditions precedent have been satisfied or waived in writing by the Debtor, IGIA and the Committee: (a) the Bankruptcy Court shall have entered the Confirmation Order, in form and substance reasonably satisfactory to the Debtor, IGIA and the Committee, which shall have become a Final Order and which will contain language satisfactory to HoT to reflect the primacy of the HoT Settlement Agreement in the event of any conflict between the HoT Settlement Agreement and the Plan or the Confirmation Order; (b) the Confirmation Order provides that the distribution and any issuance of the Parent Company Stock pursuant to this Plan is exempted from the registration requirements of Section 5 of the Securities Act and State registration requirements by virtue of section 1145 of the Bankruptcy Code; or, in the alternative, IGIA has complied with all securities laws in connection with the distribution and any issuance; (c) the releases and waivers, as described in Article VIII have been approved; (d) no request for revocation of the Confirmation Order under Bankruptcy Code section 1144 shall have been made and still be pending; (e) the Trust Assets and the required funding under the Plan have been transferred to the Creditor Trust; (f) the Creditor Trust has been created pursuant to the terms of this Plan, the Creditor Trustee has been appointed and approved by the Bankruptcy Court and the Creditor Trust Agreement has been executed by the Creditor Trustee; (g) the board of directors of the Reorganized Debtor shall have been appointed; (h) the aggregate amount of Claims of General Unsecureds are less than $14.5 million; (i) no material adverse change of the business assets, operations, property or conditions of the Debtor shall have occurred; (j) the Exit Financing shall have been funded and the Debtor has sufficient Cash to fund the distributions, payments and treatments provided under the Plan; (k) the HoT Settlement Agreement has been approved by Final Order and the Effective Date (as defined therein) of the HoT Settlement Agreement shall have occurred; (l) the Debtor, the Committee, IGIA, Tactica Funding, Sivan and Ramchandani have not taken any action inconsistent with or in derogation of the Term Sheet; (m) the Debtor and Committee have complied with and have not violated any orders entered in this Case; (n) all other actions and documents necessary to implement this Plan shall have been effected and executed; (o) IGIA has sufficient authorized shares to distribute the Parent Company Stock and has authorized the distribution and any issuance of the Parent Company Stock for the benefit Holders of Allowed Class 4 Claims; and (p) the Professional Fee Reserve (as defined in ¶ 161 of the Disclosure Statement) shall have been fully funded.

178.  Waivers of Conditions Precedent. The conditions precedent in paragraphs 175 and 176 of the Plan may be waived by the Debtor, IGIA and the Committee, in writing, and filed with the Bankruptcy Court, other than the conditions set forth in paragraphs 175(c) and (d) and 177(a) and (k). The Debtor, IGIA and the Committee expressly reserve all rights to request that the Bankruptcy Court decide whether or not the conditions set forth in paragraphs 175 and 176 have occurred.

SECTION 1145 OF THE BANKRUPTCY CODE

In addition to the requirements listed above, in the event IGIA has not distributed or issued the Parent Company Stock in accordance with the Securities Act, including an effective registration statement or exemption to the registration requirements of the Securities Act, the Confirmation Order shall state that the distribution and any issuance of the Parent Company Stock, as part of the Initial Distribution to the Holders of Allowed Class 4 Claims in partial exchange for Claims against the Debtor, shall be exempt under Section 1145 of the Bankruptcy Code from the registration requirements of Section 5 of the Securities Act and State registration requirements.

The Confirmation Order shall state that the Debtor and its directors, officers, trustees, employees and professionals (acting in such capacity), and any subsequent transferees or transferors of the Parent Company Stock, in connection with the distribution and any issuance of the Parent Company Stock as contemplated herein, shall receive the full limitation of liability as provided for in section 1125(e) of the Bankruptcy Code.

179.  Effective Date Events. On the Effective Date, the following actions shall have taken place and shall, to the extent necessary for any purpose, be deemed to have occurred in the following order: (a) all payments to be made on the Effective Date and all other actions to be taken on or before the Effective Date pursuant to this Plan by the Debtor shall be made or taken or duly provided for; (b) the execution of any documents, including orders or agreements, necessary to implement the Plan as of the Effective Date; and (c) all other events and actions specified in the Plan to occur on the Effective Date.

ARTICLE VIII
EFFECTS OF PLAN CONFIRMATION

180.  Satisfaction of Claims and Interests. Holders of Claims and Interests shall receive the distributions and treatment provided for in this Plan in full settlement and satisfaction of all such Claims, and any interest accrued thereon, and all such Interests.

181.  Exculpation. Except as otherwise provided in the Plan and with respect to any Person in any document executed by such Person contemplating the transactions described in the Plan and the HoT Settlement Agreement, (1) the Debtor, together with all of the current employees, officers and directors and their Professionals retained or hired in connection with this Case; (2) the Committee and its respective present or former members (but solely in their capacity as members of the Committee), the Creditor Trustee and the Creditor Trust and each of their respective agents, employees, advisors and counsel, including all Professionals in connection with this Case; (3) Tactica Funding and its members (but solely in their capacity as members of Tactica Funding); (4) IGIA and its current officers and directors (but solely in their capacity as officers and directors of IGIA); and (5) the Investors, shall have no liability to any Holder of a Claim or Interest or any party in interest or any of their respective agents, employees, representatives, financial advisors, attorneys, professionals or affiliates or any of their successors or assigns, as of the Effective Date, for claims, obligations, rights, causes of action and liabilities relating to or arising out of this Case, the formulation, negotiation, preparation, confirmation, implementation and administration of the Plan or any consent, action, omission, transaction or business dealing in connection with, relating to or arising out of this Case, including, without limitation, the Debtor’s operations, the filing of this Case, the administration of the Assets, the formulating, negotiating or implementing of this Plan, the solicitation of acceptances of this Plan, the pursuit of Confirmation of this Plan, the Confirmation of this Plan, the consummation of this Plan, the administration of the Case or this Plan or the property to be distributed under this Plan and in all respects such parties shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities in this Case and under this Plan; provided, however, that the foregoing releases shall not include a release from claims arising under (a) the Internal Revenue Code, or any state, city or municipal tax code; (b) the environmental laws of the United States, any state, city or municipality; (c) any criminal laws of the United States, any state, city or municipality; or (d) actions related to willful misconduct, gross negligence, misuse of confidential information that causes damages, breach of fiduciary duty and ultra vires acts. With respect to attorney professionals referenced in the foregoing paragraph, such professionals shall not be released from any violations of the Code of Professional Responsibility. From and after the Effective Date, all Holders of Claims or Interests shall be permanently barred and enjoined from commencing or continuing in any manner any suit, action or other proceeding, on account of or respecting, any Claim or Interest concerning the exculpation provided in Paragraph 181.

182.  Releases from Claims and Liabilities
Except as specifically provided in the Plan, the Confirmation Order and the HoT Settlement Agreement, on the Effective Date the Debtor, the Estate and the Committee release IGIA, Ovadia, the Board Members and the Officers, in connection with any and all claims and causes of action, including, but not limited to, claims of fraudulent conveyances, preferences and breach of fiduciary duties arising on or before the Effective Date, except with respect to the enforcement of this Plan and the Confirmation Order.

183.  Injunction. Except as otherwise expressly provided in this Plan or the HoT Settlement Agreement, all Entities who have held, hold or may hold Claims or Interests are permanently enjoined, from and after the Effective Date, from: (i) commencing or continuing in any manner any action or other proceeding of any kind on any such Claim or Interest against the Debtor, the Estate, the Creditor Trust or the Creditor Trustee; (ii) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Debtor, the Estate, the Creditor Trust or the Creditor Trustee; (iii) creating, perfecting, or enforcing any encumbrance of any kind against the Debtor, the Estate, the Creditor Trust or the Creditor Trustee against the property or interests in property of any of the foregoing Entities; and (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Debtor, the Estate, the Creditor Trust or the Creditor Trustee with respect to any such Claim or Interest.

Notwithstanding anything contained herein to the contrary, nothing herein or otherwise shall be deemed to be a waiver, release or discharge of any Claims by any governmental authority against any officers, directors, employees or other responsible persons of the Debtor on account of tax or criminal liabilities.

Notwithstanding anything contained herein to the contrary, nothing herein or otherwise shall be deemed to be a waiver, release, discharge or limitation upon any of the Trust Assets or the Avoidance and Other Actions held by or to be transferred hereunder to the Creditor Trust, or the ability of the Creditor Trustee to prosecute, liquidate or settle such Trust Assets and the Avoidance and Other Actions.

184.  Discharge. The rights afforded in this Plan and the treatment of all Claims and Interests shall be in exchange for and in complete satisfaction, discharge and release of such Claims and Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtor, the Creditor Trust, the Creditor Trustee or any of their Assets or properties, and (2) all Persons and Entities shall be precluded from asserting against the Debtor, the Estate, the Committee, its members, the Creditor Trust, the Creditor Trustee or any of their Assets or properties any other or further Claims or Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred before the Confirmation Date, except as otherwise provided in this Plan or the HoT Settlement Agreement.

185.  Vesting. Except as otherwise expressly provided in the Plan, the Confirmation Order or the HoT Settlement Agreement, on the Effective Date, all property of the Estate will vest in the Reorganized Debtor, free and clear of all Claims, liens, encumbrances, charges and other Interests of Creditors and Interest Holders.

186.  Abandoned Property. Nothing herein shall prevent the Debtor or the Creditor Trustee, as applicable, from abandoning any Assets after the Confirmation Date. Any and all property whose abandonment is or has been approved by the Bankruptcy Court pursuant to the Bankruptcy Code shall remain abandoned forever; shall not thereafter be deemed to be property of the Debtor or of any successor to the Debtor; shall not at any time re-vest in the Debtor, and shall not otherwise, whether by conveyance or otherwise, ever become the property of the Debtor or the Estate.

187.  Authority to Effectuate Plan. Upon the entry of the Confirmation Order by the Bankruptcy Court and except as provided herein, any treatment or actions provided for or contemplated under this Plan shall be deemed to be authorized and approved without any further order or approval of the Bankruptcy Court. The Debtor and the Creditor Trustee shall be authorized, without further application to or order of the Bankruptcy Court, to take whatever action is necessary or proper to consummate and carry out this Plan, to consummate any transaction provided for herein and to effectuate the distributions provided for thereunder.

188.  Post-Effective Date Effect of Evidences of Claims or Interests. Notes, shareholder certificates, and other evidences of liens or Claims against or Interests in the Debtor shall, effective upon the Effective Date, represent only the right to participate in the distributions or rights, if any, contemplated by the Plan.

189.  Surrender of Instruments and Release of Liens. Except as otherwise provided in the Plan or the Confirmation Order, each Holder of an instrument evidencing a Claim against the Debtor or any of the Assets of the Debtor shall surrender such instrument to the Debtor and the Debtor shall distribute to the Holder thereof the distributions provided for in the Plan. No distribution under the Plan shall be made to or on behalf of any Holder of such Claim unless and until such instrument is received or the non-availability of such instrument is established to the satisfaction of the Debtor. Each Person who is to receive distributions under the Plan in complete satisfaction of a Secured Claim (other than a Class 3 Secured Claim) shall not receive such distributions until such Person executes the release of its liens (in recordable form if requested by the Debtor) and delivers the release to the Debtor. Any such Person who fails to surrender such instrument or satisfactorily explain its non-availability or execute and deliver such release of liens within ten (10) days of the date such surrender, explanation, execution, or delivery is requested by the Debtor shall be deemed to have no further Claim against or Interest in the Debtor or property of the Debtor, shall not participate in any distribution under the Plan, and in such event upon ex parte motion of the Reorganized Debtor accompanied by appropriate evidence of such failure by affidavit or otherwise, the Bankruptcy Court may enter an order requiring the act to be done at the cost of such Person by the Debtor and providing that such act when so done shall have like effect as if done by such Person or any other appropriate order.

190.  Term of Stays. Except as otherwise provided in the Plan, all injunctions and stays provided for in the Case pursuant to Bankruptcy Code sections 105, 362 and 524 or otherwise in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date. Upon entry of the Confirmation Order, all Holders of Claims and Interests shall be enjoined from taking any action to interfere with the implementation and consummation of the Plan. In addition, from and after the Confirmation Date, and as provided by the Confirmation Order, there shall be in place with regard to the Trust Assets, the Avoidance and Other Actions, a permanent injunction to the same extent and with the same effect as the stay imposed by Bankruptcy Code section 362, and such permanent injunction will remain in effect until the Case is closed pursuant to Bankruptcy Code section 350, or except as otherwise provided hereunder. This permanent injunction shall further enjoin and prohibit any person or Entity from taking any action, which may effect the Trust Assets and the Avoidance and Other Actions in any manner. In the event of any dispute over the scope, extent or effect of this permanent injunction, no person or Entity shall be authorized to prosecute or continue any action, litigation, claim or cause of action, without the express consent of the Creditor Trustee and the Committee, or a Final Order of the Bankruptcy Court. The Bankruptcy Court shall have the sole and exclusive authority to hear, determine and adjudicate any such disputes or disagreements.

191.  Post-Confirmation Date Employment and Payment of Professionals. On and after the Confirmation Date, the Reorganized Debtor may pay Professionals for services to be performed after the Confirmation Date on a monthly basis without prior approval of the Bankruptcy Court; provided, however, that such payments for services or expenses incurred prior to the Effective Date shall be disclosed to the Bankruptcy Court and shall be subject to the Bankruptcy Court’s final approval as reasonable. On motion and such notice as may be appropriate, the Bankruptcy Court shall determine the reasonableness of such payments.

192.  Retention of Jurisdiction. Notwithstanding entry of the Confirmation Order or the Effective Date having occurred and except as otherwise provided in this Plan, the Bankruptcy Court will retain and have exclusive subject matter jurisdiction to the fullest extent permitted by law, including jurisdiction over all matters arising in, arising under, and related to the Bankruptcy Code, this Case and the Plan and to enter any orders or to take any action specified in this Plan, and including, without limitation, for the following purposes:

(a)
to resolve any matters related to the assumption, assumption and assignment or rejection of any executory contract or unexpired lease to which the Debtor was or is a party or with respect to which the Debtor may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom;

(b)
to enter such orders as may be necessary or appropriate to implement or consummate the provisions of this Plan and all contracts, instruments, releases, transactions and other agreements or documents created in connection with this Plan;

(c)
to determine any and all motions, adversary proceedings, applications and contested or litigated matters that may be pending on the Effective Date or that, pursuant to this Plan, are available to the Estate and that may be instituted by the Creditor Trustee after the Effective Date (to the extent such venue is selected by the Creditor Trustee, including, but not limited to any claims or causes of action arising under Bankruptcy Code sections 542, 543, 544, 545, 547, 548, 549 or 553(b));

(d)	to ensure that distributions to Holders of Allowed Claims are accomplished as provided herein;

(e)
to hear and determine any timely objections to Administrative Claims or to proofs of Claim and Interest filed, both before and after the Effective Date, including any objections to the classification of any Claim or Interest, and to allow, disallow, determine, liquidate, classify, estimate or establish the priority of, or secured or unsecured status of, any Claim, in whole or in part;

(f)	to enforce the Creditor Trustee’s interest in Cash and the Trust Assets;

(g)	to enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, reversed or vacated;

(h)
to issue orders in aid of execution of the provisions of this Plan to the extent authorized by Bankruptcy Code section 1142, including, but not limited to, orders interpreting, enforcing, or clarifying the provisions thereof;

(i)
to consider any modifications of this Plan, to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order to the extent authorized by the Bankruptcy Code;

(j)
to hear and determine all applications for allowance of compensation for services rendered and reimbursement of expenses and any other fees and expenses authorized to be paid or reimbursed under the Bankruptcy Code or this Plan incurred prior to the Effective Date;

(k)	to hear and determine any and all objections to and proceedings involving the allowance, estimation, classification, and subordination of Claims;

(l)
to hear and determine all suits, controversies and disputes arising in connection with or relating to this Plan, or any orders of the Bankruptcy Court in the Case entered on or before the Effective Date, the interpretation, implementation, enforcement or consummation of this Plan, or any orders of the Bankruptcy Court in the Case entered on or before the Confirmation Date, or the extent of any Entity’s obligations incurred in connection with or released under this Plan;

(m)
to issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with the consummation or enforcement of this Plan;

(n)
to enforce all orders, judgments and rulings entered in connection with the Case and to determine any other matters that may arise in connection with or are related to this Plan, the Disclosure Statement, the Confirmation Order, or the Creditor Trust;

(o)
to enter any order, including injunctions necessary to enforce the title, rights and powers of the Debtor or the Creditor Trustee and to impose such limitations, restrictions, terms and conditions on such title, rights and powers as the Bankruptcy Court may deem necessary or appropriate, the Creditor Trust Agreement or any contract, instrument, release or other agreement or document created in connection with this Plan or the Disclosure Statement;

(p)	to hear and determine matters concerning state, local and federal taxes in accordance with Bankruptcy Code sections 346, 505 and 1146;

(q)
to hear any other matter or for any purpose specified in the Confirmation Order that is not inconsistent with the Bankruptcy Code, including the allowance or disallowance and classification of late-filed proofs of claim in accordance with Bankruptcy Rule 9006(b);

(r)	to enter a Final Decree closing the Case;

(s)	to determine matters that may arise in connection with the Creditor Trust or the Creditor Trust Agreement;

(t)	to determine and hear any actions or controversies by or against the Creditor Trustee;

(u)
to hear and determine any matter relating to or arising out of any action or act taken or omission in connection with or related to the formulation, preparation, dissemination, implementation, administration, confirmation or consummation of this Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created or entered into in connection with this Plan, or any other act or omission taken or to be taken in connection with the Case commenced against any party in the Case, including, without limitation, the Creditor Trustee, the Debtor, the Committee and their respective current and former directors and officers, members, agents, advisors, attorneys, advisors and other Professionals and entities employed pursuant to Bankruptcy Code Sections 327 and 1103;

(v)	to adjudicate all causes of action to recover all assets and properties of the Debtor and Estate wherever located;

(w)	to hear and determine any and all objections to payments under this Plan;

(x)	to enforce the permanent injunction created by this Plan and the Confirmation Order;

(y)	to determine whether or not the pre-conditions to Confirmation and/or the Effective Date have occurred; and

(z)	to hear and determine issues related to Section 1145 of the Bankruptcy Code.

193.  Dissolution of the Committee. The appointment and duties of the Committee shall terminate on the Effective Date (the “Dissolution Date”) at which time its members will be released and discharged from all further duties and obligations arising from or related to this Case and the Committee shall be deemed dissolved, except as to (a) applications under Bankruptcy Code sections 330 and 503; (b) the Committee’s objections to such applications, compensation or reimbursement of expenses; (c) selection of a successor Creditor Trustee; or (d) enforcement of the provisions of the Plan, the Confirmation Order and the orders entered in this Case. As of the Dissolution Date, the Committee will be dissolved without prejudice to be reconstituted at some later date if necessary. Persons who served as Professionals to the Committee prior to the Effective Date may also continue to serve as Professionals to the Creditor Trustee.

194.  Binding Effect. Except as otherwise expressly provided in this Plan and the HoT Settlement Agreement, on an after the Effective Date, this Plan, the Confirmation Order and all exhibits thereto shall bind all Holders of Claims and Interests, whether or not such Holders voted to accept this Plan, or were entitled or not entitled to vote on the Plan.

195.  Late Claims Void. Unless otherwise expressly ordered by the Bankruptcy Court or otherwise provided by this Plan, any Claim filed after the Bar Date shall be void and of no force or effect and such Entity shall not be treated as a creditor or Holder of a Claim for the purposes of voting or distributions with respect to this Plan. Unless otherwise expressly ordered by the Bankruptcy Court, any such late-filed Claim shall not be entered on the official claims register, shall be deemed disallowed and expunged and the Holder of such Claim shall receive no distribution under this Plan.

ARTICLE IX

MISCELLANEOUS PROVISIONS

196.  Executory Contracts and Unexpired Leases. Each executory contract or unexpired lease of the Debtor that has not previously been rejected by the Debtor, that is not addressed by the HoT Settlement Agreement, or that has not expired by its own terms prior to the Effective Date is deemed rejected as of the Effective Date. Executory contracts and unexpired leases being assumed by the Debtor will be listed in the Plan Supplement. The entry of the Confirmation Order by the Bankruptcy Code shall constitute approval of such rejections pursuant to Bankruptcy Code sections 365(a) and 1123 as of the Effective Date. All cure amounts related to the assumption of executory contracts or unexpired leases shall be made on or before the Effective Date, unless otherwise agreed to by the non-Debtor party to the executory contract or unexpired lease or ordered by the Bankruptcy Court. Nothing in this Plan, any attachment thereto, any document executed or delivered in connection with the Plan, shall be deemed to create any obligation or liability with respect to any executory contract or unexpired lease on the part of the Debtor or other Person that is not presently liable thereon.

197.  Rejection Damages. Any Claim for damages arising from the rejection, under this Plan, of an executory contract or unexpired lease, must be filed with the Bankruptcy Court and served upon the Debtor within thirty (30) days after the mailing of notice of Confirmation or such other deadline established by the Bankruptcy Court. Any Claim arising from the rejection of an executory contract or unexpired lease not filed within such time will be forever barred from receiving any distribution under the Plan or asserting any claims against the Debtor, the Estate, the Reorganized Debtor, the Creditor Trustee, the Creditor Trust and their successors. Unless otherwise ordered by the Bankruptcy Court or provided under this Plan, all Claims arising from the rejection of executory contracts or unexpired leases shall be treated as General Unsecured Claims under this Plan. The Reorganized Debtor shall have no liability for any claim resulting from the rejection of any executory contract or unexpired lease which is not assumed pursuant to the Plan or other order of the Bankruptcy Court. Notwithstanding the foregoing, any and all claims arising under or in connection with the employment agreements of Sivan and Ramchandani shall not be an obligation of the Debtor or the Estate as provided in the Order Limiting Authority.

198.  Claims Arising from Certain Judgments. A Claim that arises in favor of an Entity as a result of a judgment in favor of the Debtor for the recovery of money or property from that Entity or avoiding the Entity’s interest in property, shall be filed within thirty (30) days after the later of (a) the date the judgment becomes final or (b) the mailing of a notice of Confirmation.

199.  Objections to Claims and Interests. As soon as practicable, but in no event later than one hundred and twenty (120) days after the Effective Date, the Debtor, the Reorganized Debtor, the Creditor Trustee and any other party in interest may object to the allowance of any Claim or Interest; provided, however, that the Debtor or the Creditor Trustee, as applicable, may seek an extension of such time to object. Nothing contained herein, however, shall limit the Reorganized Debtor’s or the Creditor Trustee’s right to object to Claims or Interests, if any, filed or amended more than ninety (90) days after the Effective Date. All such objections to Claims will be litigated to Final Order, provided that they may be compromised, settled, withdrawn or resolved by the Reorganized Debtor or the Creditor Trustee, as applicable, by any method approved by the Bankruptcy Code. Except as set forth in this Plan, nothing in this Plan, the Disclosure Statement, the Confirmation Order or any order in aid of Confirmation, shall constitute, or be deemed to constitute, a waiver or release of any claim, cause of action, right of setoff, or other legal or equitable defense that the Debtor or the Estate had immediately prior to the commencement of the Case, against or with respect to any Claim or Interest. Except as set forth in this Plan, upon Confirmation, the Debtor or the Creditor Trustee, as applicable, shall have, retain, reserve and be entitled to assert all such claims, causes of action, rights of setoff and other legal or equitable defenses of the Debtor or the Estate.

200.  Estimation of Claims. The Debtor or the Creditor Trustee, as applicable, may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated General Unsecured Claim pursuant to Bankruptcy Code section 502(c) regardless of whether the Debtor or the Creditor Trustee previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtor or the Creditor Trustee, as applicable, may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim.

201.  Cumulative Remedies. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved as provided herein or by any mechanism approved by the Bankruptcy Court. Until such time as such Administrative Claim or Claim becomes Allowed, such Claim or Administrative Claim shall be treated as a Disputed Administrative Claim or Disputed Claim for purposes related to allocations and distributions and voting under this Plan.

202.  Distributions Under the Plan. Except as otherwise provided in the Plan, in the Confirmation Order, or in any order of the Bankruptcy Court in aid of consummation of the Plan, the following provisions shall govern distributions pursuant to the Plan:

(a) Initial Distribution and Subsequent Distributions. Except as provided in subsection (b), the Debtor and/or the Reorganized Debtor shall make the Initial Distribution and all distributions required under the Plan.

(b) Distributions by the Creditor Trustee. The Creditor Trustee shall make distributions to Holders of Allowed Class 4 Claims as beneficiaries of the Creditor Trust from the Trust Assets in accordance with the terms of this Plan and the Creditor Trust Agreement: first, to pay the costs, fees and expenses of the Creditor Trustee, including those of professionals, for the maintenance, administration, liquidation, disposing and distribution of the Trust Assets, or otherwise related to the Creditor Trust, and second, to Holders of Allowed Class 4 Claims as beneficiaries of the Creditor Trust. The Creditor Trustee shall establish such accounts or reserves as may be necessary or desirable.

(c)Provisions for Distributions Pending Determination of Certain Claims for Income Taxes. Notwithstanding any other provision of the Plan, and unless the Bankruptcy Court orders otherwise, prior to making distributions on account of Allowed Claims other than Administrative Claims and Priority Tax Claims, the Debtor and the Creditor Trustee, as applicable, shall make adequate provisions for the satisfaction of Claims for income taxes entitled to treatment as administrative expenses; provided, however, that unless otherwise ordered by a court, the Debtor and the Creditor Trustee shall have no obligation to withhold funds, designate reserves, or make other provisions for the payment of any Claims for taxes that have been disallowed by order of the Bankruptcy Court.

(d) No Distributions on Account of Claims That Have Not Become Allowed Claims. Notwithstanding any other provision of the Plan, no payment or distribution shall be made with respect to any Claim that is a Disputed Claim, a Claim that has not become an Allowed Claim, or to Holders of Claims held by Entities from which property is recoverable under Bankruptcy Code Sections 542, 543, 550, 553, 522(f), 522(h), 544, 545, 547, 548, 549 or 724(a) (including the Avoidance and Other Actions) until such time as such objection or causes of action against that Entity have been settled or resolved by a Final Order and all sums due to the Debtor and the Estate are turned over to the Debtor or the Creditor Trust, as applicable. As soon as practicable after the date on which a Disputed Claim becomes an Allowed Claim, the Holder of such Allowed Claim will receive all distributions to which such Holder is entitled under this Plan on account of such Allowed Claim. Any person who holds both an Allowed Claim and a Disputed Claim will receive the appropriate distribution on the Allowed Claim, although no distribution will be made on the Disputed Claim until such dispute is resolved by settlement or Final Order. Except as expressly provided for in this Plan, no Claim shall be deemed Allowed by virtue of this Plan, the Confirmation Order, or any order of the Bankruptcy Court in the Case, unless and until such Claim is Allowed. Notwithstanding any other provision of this Plan, no payment or distribution shall be made with respect to any Disputed Claim unless and until such Disputed Claim becomes an Allowed Claim.

203.  Reserves for Claims That Have Not Become Allowed Claims. Distributions on account of Claims that have not become Allowed Claims shall be governed by the following provisions:

(1)  Except as otherwise provided under the Plan, the Debtor or Reorganized Debtor and the Creditor Trustee, as applicable, shall not be required to withhold funds or consideration, designate reserves, or make other provisions for the payment of any Claims that have been disallowed by a Final Order of the Bankruptcy Court.

(2)  Except as otherwise provided in the Plan, the Debtor, the Reorganized Debtor and the Creditor Trustee, as applicable, shall not be required to withhold funds or consideration, designate reserves, or make other provisions for the payment of any Claims that have been disallowed by an order of the Bankruptcy Court that has not become a Final Order as of any applicable time for distribution under the Plan, unless the Bankruptcy Court orders otherwise or unless the Bankruptcy Court’s order of disallowance has been stayed. With respect to Disputed Claims or Claims that have not become Allowed Claims and that are not governed by subparagraph (1) above, the Debtor, Reorganized Debtor or Creditor Trustee, as applicable, shall reserve: (a) Cash or Parent Company Stock in an aggregate amount sufficient to pay or distribute to each Holder of a Disputed Claim, the amount such Holder would be entitled to receive under the Plan if such claim had been Allowed on the Effective Date or any subsequent distribution date; (ii) net earnings on such Cash; and (iii) any other property distributed in respect of such beneficial interests in the Creditor Trust. All Cash and Cash equivalents and earnings thereon shall be used to satisfy any expenses incurred in connection with the maintenance of the Disputed Class 4 Claims Reserve. Any distribution to a Holder of a Disputed General Unsecured Claim that has not been allowed by Final Order as of the date of the Initial Distribution shall be made by the Debtor, the Reorganized Debtor or Creditor Trustee, as provided in the Plan, and as soon as reasonably practicable when and if a Final Order allows such Claim, in the same amount as if it had been Allowed as of the date of the Initial Distribution. A sufficient amount of consideration to allow for a distribution in accordance with the terms of the Plan, on account of the Pro Rata distribution attributable to such Holders’ Claims or as otherwise provided pursuant to any order of the Bankruptcy Court with respect to the amount, if any, is to be reserved; provided, however, that the Debtor, the Reorganized Debtor, or the Creditor Trustee, as applicable and in their discretion, shall distribute consideration attributable to any undisputed portion and shall withhold the remainder. The Bankruptcy Court may, after notice and a hearing (as defined in Bankruptcy Code section 102), fix a lesser amount than the Pro Rata distribution amount as the amount on account of which consideration shall be withheld. In the case of Claims not stating an amount, the Debtor, the Reorganized Debtor, or the Creditor Trustee, as applicable, or any Holder of such Claims may request that the Bankruptcy Court, after notice and a hearing (as defined in Bankruptcy Code section 102), determine an amount. Cash withheld pursuant to this subparagraph will be held in a segregated, interest-bearing fund or funds. Such consideration will be released when and if Claims are allowed for less than the amount in reserve and distributed to creditors in accordance with the Plan.

204.  Time and Manner of Payments. Any payment in Cash shall be made by check in United States funds drawn on a domestic bank or wire transfer from a domestic bank.

205.  Delivery of Distribution. Subject to the provisions of Bankruptcy Rules 2002(g) and 9010 and except as otherwise agreed with a Holder of an Allowed Claim as provided in this Plan, distributions to Holders of Allowed Claims shall be made at the address of each such Holder as set forth on the Schedules filed with the Bankruptcy Court unless superseded by the address set forth on proofs of claim filed by such Holders, or if the Debtor or Creditor Trustee, as applicable, have been notified in writing of a change of address.

206.  Compliance with Tax Requirements. In connection with this Plan, to the extent applicable, the Debtor and the Creditor Trustee, as applicable, in making distributions under this Plan shall comply with all tax withholding and reporting requirements imposed by federal, state, local and foreign taxing authorities and all distributions hereunder shall be subject to such reporting and withholding requirements. The Debtor and the Creditor Trustee, as applicable, may withhold the entire distribution due to any Holder of an Allowed Claim until such time as such Holder provides the Debtor and the Creditor Trustee, as applicable, with the necessary information to comply with any withholding requirements. If the Holder of an Allowed Claim fails to provide the Debtor and the Creditor Trustee, as applicable, with the necessary information to comply with withholding requirements within six (6) months after the date of the first request by the Debtor and the Creditor Trustee, as applicable, for such information or for the Cash necessary to comply with any applicable withholding requirements, then the Holder’s distribution shall be treated as an undeliverable distribution in accordance with this Plan. For tax purposes, distributions received in respect of Allowed Claims will be allocated first to the principal amount of such Claims, with any excess allocated to unpaid accrued interest.

207.  Undeliverable Distributions. If any distribution to any Holder of an Allowed Claim is returned to the Debtor or the Creditor Trustee as undeliverable, no further distributions shall be made to such Holder unless and until the Debtor and Creditor Trustee are notified, in writing, of such Holder’s then-current address, at which time all missed distributions, to the extent provided under this Article shall be made to such Holder without interest. Undeliverable distributions shall remain in the possession of the Creditor Trustee until such time as a distribution becomes deliverable. Nothing contained in this Plan shall require the Debtor or the Creditor Trustee to attempt to locate any Holder of an Allowed Claim. It is the obligation of each Person claiming rights under the Plan to keep the Debtor and the Creditor Trustee advised of their current address by sending written notice of any changes to the Debtor and the Creditor Trustee.

208.  Failure to Claim Undeliverable Distributions. Within ten (10) Business Days after the later of, six (6) months following the Effective Date, or each distribution under this Plan, the Debtor or the Creditor Trustee, as applicable, shall file a list with the Bankruptcy Court setting forth the names of those Entities for which distributions have been attempted hereunder and have been returned as undeliverable as of the date thereof. Any Holder of an Allowed Claim that does not assert its rights pursuant to this Plan to receive a distribution within two (2) months from and after the filing of such list shall have its Claim for such undeliverable distribution discharged and shall be forever barred from asserting any such Claim against the Estate, the Debtor, the Creditor Trustee or the Creditor Trust and their respective successors and/or assigns. In such case, all unclaimed distributions shall be conveyed or revert to the Creditor Trust and be applied in accordance with the terms of this Plan.

209.  Unnegotiated Distribution Checks. Checks or drafts issued pursuant to the Plan, whether by the Creditor Trustee or the Debtor, to Persons holding Allowed Claims and not presented for payment within ninety (90) days following mailing thereof to the last known address of such Person shall be null and void and be deemed nonnegotiable thereafter. Requests for reissuance of any check shall be made directly to the Debtor or the Creditor Trustee, as applicable, by the Holder of the Allowed Claim with respect to which such check originally was issued. Any Claim in respect of such a voided check shall be made on or before the later of: (a) six (6) months following the Distribution Date or (b) sixty (60) days after the date of issuance of such check. After such date, all claims in respect of voided checks shall be discharged and forever barred and the right to all moneys from the voided checks shall be conveyed or revert to the Creditor Trust and be applied in accordance with the terms of this Plan.

210.  Fractional Dollars. Any other provision of the Plan notwithstanding, no payments of fractional dollars will be made to any Holder of an Allowed Claim. Whenever any payment of a fraction of a dollar to any Holder of an Allowed Claim would otherwise be called for, the actual payment made will reflect a rounding of such fraction to the nearest whole dollar (up or down). The Debtor and the Creditor Trustee, as applicable, shall have the discretion not to make payments of less than twenty-five dollars ($25) on account of any Allowed Class 4 Claim, unless a specific request is made in writing to the Debtor or the Creditor Trustee, as applicable, on or before ninety days after allowance of such Claim. In addition, after the Initial Distribution, the Creditor Trustee shall not be required to make any distribution on account of any Claim in the event that the costs of making such distribution payment exceed the amount of such distribution payment, and all cash that otherwise would have been distributed to the Holders of such de minimis claims shall otherwise be distributed in accordance with the terms of this Plan and Creditor Trust Agreement.

211.  Minimum Stock Distribution. Any other provision of the Plan notwithstanding, distributions of fractions of shares of Parent Company Stock will not be made and will be deemed to be zero.

212.  Distribution Dates. Whenever any distribution to be made under the Plan is due on a day other than a Business Day, such distribution will instead be made, without penalty or interest, on the next Business Day. The Bankruptcy Court shall retain power, after the Confirmation Date, to extend distribution dates for cause, upon motion and after notice and a hearing (as defined in Bankruptcy Code section 102) to affected parties.

213.  Bankruptcy Code Sections 508, 509, and 510. Distributions under the Plan will be governed by the provisions of Bankruptcy Code sections 508, 509, or 510 where applicable.

214.  Distributions to be Applied First to Administrative and Priority Claims. Any distribution under the Plan by the Debtor on account of any Allowed Claim for which the Debtor is liable under any applicable law or order of the Bankruptcy Court shall be applied by the recipient first to satisfy any Allowed Administrative Claims, Allowed Priority Tax Claims, or other Allowed Claims of the recipient against the Debtor which are entitled to priority under Bankruptcy Code sections 503 or 507 and, only after all such priority Claims are fully satisfied, to any Allowed Claims not entitled to such priority.

215.  Orders Respecting Claims Distribution. After Confirmation of the Plan, the Bankruptcy Court shall retain jurisdiction to enter orders in aid of consummation of the Plan with respect to distributions under the Plan and to resolve any disputes concerning distributions under the Plan.

216.  Allocation. To the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued and unpaid interest thereon, such distribution shall be allocated first to the principal amount of such Claim and then, to the extent the consideration exceeds the principal amount of such Claim, to accrued and unpaid interest.

217.  Setoffs. The Debtor, the Reorganized Debtor or the Creditor Trustee, as applicable, may, pursuant to Bankruptcy Code section 553 or applicable nonbankruptcy law, setoff against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim, the claims, rights and causes of action of any nature that the Debtor or the Estate may hold against the Holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtor, the Estate or the Creditor Trustee of any such claims, rights and causes of action that the Debtor or the Estate may possess against such Holder.

218.  Modification of Plan. The Debtor and IGIA, with the Committee’s consent, reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify this Plan at any time prior to the entry of the Confirmation Order subject to compliance with Bankruptcy Code section 1125 and provided that this Plan, as modified, meets the requirements of Bankruptcy Code sections 1122 and 1123. Upon entry of the Confirmation Order, the Debtor, IGIA and the Committee may, upon order of the Bankruptcy Court, amend or modify this Plan, in accordance with Bankruptcy Code section 1127(b), or remedy any defect or omission or reconcile any inconsistency in this Plan in such manner as may be necessary to carry out the purpose and intent of this Plan. Claimants that have accepted this Plan shall be deemed to have accepted this Plan as modified if the proposed modification does not materially and adversely change the treatment of their Claims under this Plan.

219.  Revocation of the Plan. The Debtor reserves the right to revoke or withdraw the Plan, prior to the Confirmation Date, for any reason deemed appropriate by the Debtor, including, without limitation, inability to consummate the Plan. If the Debtor revokes or withdraws the Plan, or if Confirmation does not occur, then the Plan shall be null and void in all respects, and nothing contained in the Plan shall constitute a waiver or release of any Claims by or against, or any Interests in, the Debtor or any other Entity or prejudice in any manner the rights of the Debtor or any other Entity in any further proceedings involving the Debtor.

220.  Successors and Assigns. The rights, benefits and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such Entity.

221.  Notices. All notices or requests in connection with the Plan shall be in writing and given by mail addressed to:

222.  If to the Debtor or the Reorganized Debtor:

DLA Piper Rudnick Gray Cary US LLP
1251 Avenue of the Americas
New York, NY 10020
Attn: Timothy W. Walsh, Esq.

and

Tactica International, Inc
521 Fifth Avenue, 20th Floor
New York, New York 10175
Attn: Paul Greenfield, Esq.

If to IGIA:

IGIA
521 Fifth Avenue, 20th Floor
New York, New York 10175
Attn: Paul Greenfield, Esq.

If to the Committee:

Arent Fox PLLC
1675 Broadway
New York, NY 10019
Attn: Andrew I. Silfen, Esq.
Schuyler G. Carroll, Esq.

If to the Creditor Trustee:

Joseph E. Myers
ClearThinking Group LLC
401 Town Centre Drive
Hillsborough, NJ 08844
(908) 431-2133

223.  Severability. If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired on invalidated by such holding, alteration or interpretation.

224.  Validity and Enforceability. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms. Should any provision in this Plan be determined by the Bankruptcy Court or any appellate court to be unenforceable following the Effective Date, such determination shall in no way limit the enforceability and operative effect of any and all other provisions of this Plan.

225.  Plan Supplement. Any exhibits or schedules not filed with the Plan may be contained in the Plan Supplement.

226.  Primacy of the Confirmation Order, the Innotrac Final Order and the Order limiting Authority. To the extent of any conflict or inconsistency between the provisions of the Plan and the Confirmation Order, on the one hand, and the provisions of the Term Sheet, the Innotrac Final Order, Final IGIA DIP Order and/or the Order Limiting Authority, on the other hand, the provisions of the Confirmation Order, which shall incorporate the Innotrac Final Order, the Final DIP Order and the Order Limiting Authority by reference, shall govern and control.

227.  Primacy of HoT Settlement Agreement. In the event and to the extent of any conflict or inconsistency between (i) the provisions of the Plan, the Confirmation Order, or other order of the Court, and (ii) the HoT Settlement Agreement and order of the Court approving the HoT Settlement Agreement, the HoT Settlement Agreement and order of the Court approving the HoT Settlement Agreement shall govern and control in all respect. The Confirmation Order shall control the Plan.

228.  Primacy of FTC Consent Decree. Nothing in the Disclosure Statement or the Plan, as may be amended, including Article VIII of the Plan, or in the Confirmation Order shall waive, modify, or abrogate: (1) any outstanding and continuing requirements, obligations and duties imposed upon the Debtor, the Reorganized Debtor and all other specified individuals and entities by the FTC Consent Decree, provided, however, that the monetary judgment under paragraphs 4 through 6 of the FTC Consent Decree shall be paid pursuant to the confirmed Plan; (2) the FTC’s and the United States’ rights to seek enforcement of the FTC Consent Decree, other than the collection of the monetary judgment under paragraphs 4 through 6, in the United States District Court for the Southern District of New York, which Court shall retain exclusive jurisdiction and power to interpret and enforce the FTC Consent Decree; and (3) the rights of the FTC and the United States to enforce applicable laws in Federal District Court, including the FTC Act and the Trade Regulation Rule Concerning the Sale of Mail or Telephone Order Merchandise, and bring any claim, action or other proceeding for any liability other than the collection of the monetary judgment under paragraphs 4 through 6 of the FTC Consent Decree. No action taken by the FTC and the United States in connection with the Plan shall be construed as a waiver of jurisdiction by the FTC and the United States pursuant to 28 U.S.C. § 157(c). In the event and to the extent of any conflict or inconsistency between (i) the provisions of the Plan, as may be amended, Confirmation Order, or other order of the Court, and (ii) the FTC Consent Decree, the FTC Consent Decree shall govern and control in all respects; provided, however, that the monetary judgment under paragraphs 4 through 6 of the FTC Consent Decree shall be paid pursuant to the confirmed Plan.

229.  Continuing Viability of Other Orders/Agreements. Except to the extent expressly modified by this Plan (i) all Final Orders previously entered by the Bankruptcy Court and (ii) any agreements between Creditors or between the Debtor and its Creditors shall continue in full force and effect.

230.  Section Headings. The section headings contained in this Plan and the Disclosure Statement are for reference purposes only and shall not affect the meaning or interpretation of this Plan.

231.  Governing Law. Unless a rule of law or procedure by federal law (including the Bankruptcy Code and Bankruptcy Rules) governs, or except if an exhibit, schedule or document in the Plan Supplement provides otherwise, the rights, duties and obligations under the Plan shall be governed by, and construed and enforced in accordance with the laws of the State of New York without giving effect to the principles of conflict of law thereof.

232.  Failure of Bankruptcy Court to Exercise Jurisdiction. If the Bankruptcy Court abstains from exercising or declines to exercise jurisdiction, or is otherwise without jurisdiction over any matter arising out of the Case, including any of the matters set forth in this Plan, this Plan shall not prohibit or limit the exercise of jurisdiction by any other court of competent jurisdiction with respect to such matter.

Dated:	January 6, 2006
New York, New York

Respectfully submitted,

TACTICA INTERNATIONAL, INC.
By: /s/ Prem Ramchandani
  Its: PRESIDENT

IGIA, INC.
By: /s/ Prem Ramchandani
Its: PRESIDENT